                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                              TeleCorp PCS, Inc.
    ----------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

    ----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         --------------------------------------

     2)  Aggregate number of securities to which transaction applies:

         --------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         --------------------------------------

     4)  Proposed maximum aggregate value of transaction:

         --------------------------------------

     5)  Total fee paid:

         --------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

          1)  Amount previously paid:  __________________________

          2)  Form, Schedule or Registration Statement No: ___________________

          3)  Filing party:  _________________________

          4)  Date Filed:  ________________________

                               TeleCorp PCS, Inc.

                         1010 N. Glebe Road, Suite 800
                           Arlington, Virginia 22201
                                  703-236-1100

                               ----------------

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 23, 2001

                               ----------------

To the Stockholders of TeleCorp PCS, Inc.:

   The 2001 Annual Meeting of the stockholders of TeleCorp PCS, Inc. will be held at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209 on Wednesday, May 23, 2001 at 1:00 p.m., eastern time, to consider and act upon the following matters:

     1. To elect three Directors, each to serve for a three-year term ending in 2004.

     2. To ratify the appointment of PricewaterhouseCoopers, LLP as auditors for the year 2001.

     3. To transact such other business as may properly come before the annual meeting and any and all adjournments thereof.

   Stockholders of record at the close of business on April 9, 2001 will be entitled to notice of and to vote at the annual meeting. A list of such stockholders will be available at the time and place of the annual meeting and, during the ten days prior to the annual meeting, will be available at the office of the Secretary of the Company at the above address. A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2000, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

   All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,

                                          Thomas H. Sullivan
                                          Thomas H. Sullivan, Secretary

Arlington, Virginia
April 20, 2001

   WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY VIA THE TELEPHONE OR INTERNET, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               TELECORP PCS, INC.

                         1010 N. Glebe Road, Suite 800
                           Arlington, Virginia 22201

                               ----------------

                                PROXY STATEMENT

                       For Annual Meeting of Stockholders
                            To Be Held May 23, 2001

                               ----------------

                               VOTING PROCEDURES

Introduction

   The enclosed proxy is being solicited by our Board of Directors to be voted at our 2001 Annual Meeting of Stockholders to be held on Wednesday, May 23, 2001, beginning at 1:00 p.m. eastern time at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice.

   At this year's annual meeting, the agenda includes the election of Directors and a proposal to ratify the appointment of our independent auditing firm. The Board of Directors recommends that you vote FOR the election of the slate of nominees for Directors and FOR ratification of the appointment of the independent auditors.

   We are mailing this proxy statement and accompanying proxy card and voting instructions on or about April 20, 2001, to holders of record of our class A voting common stock, class C common stock, class D common stock, class E common stock, class F common stock, voting preference common stock, series A convertible preferred stock, series B convertible preferred stock, series C preferred stock, series D preferred stock, series E preferred stock, series F convertible preferred stock and series G convertible preferred stock as of April 9, 2001.

How to Vote Your Shares

   Please complete, sign, date and return the accompanying proxy card promptly in the enclosed addressed envelope, or vote electronically via the internet or telephone, even if you plan to attend the annual meeting. If you choose to vote by sending your proxy card back in the mail, postage need not be affixed to the envelope if it is mailed in the United States.

   Instead of submitting proxies by mail on the enclosed proxy card, you have the option to submit your proxy or voting instructions electronically through the internet or by telephone. Please note that there may be separate arrangements for using the internet and telephone to vote depending on whether your shares are registered in our stock records in your name or in the name of a brokerage firm or bank. You should check your proxy card or voting instructions forwarded by your broker, bank or other holder of record to see which options are available.

   The internet and telephone procedures described below for submitting your proxy are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. If you submit your proxy or voting instructions via the internet, please understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that you would bear.

   Stockholders of record who choose not to mail back a proxy card may submit their proxies:

  . through the internet by visiting a website established for that purpose at http://www.eproxyvote.com and following the instructions; or

  . by telephone by calling the toll-free number 1-877-PRX-VOTE (1-877-779-
    8683) and following the recorded instructions.

   The immediate return of your proxy will be of great assistance in preparing for the annual meeting and is therefore urgently requested. If you attend the annual meeting you may revoke your proxy and vote in person.

Stockholders Entitled to Vote

   Stockholders holding class A voting common stock, class C common stock, class D common stock, class E common stock, class F common stock, voting preference common stock, series A convertible preferred stock, series B convertible preferred stock, series C preferred stock, series D preferred stock, series E preferred stock, series F convertible preferred stock and series G convertible preferred stock (together, the "Voting Stock") at the close of business on the record date, Monday, April 9, 2001, are entitled to notice of and to vote at the annual meeting. On April 9, 2001, there were outstanding:

  . 179,661,635 shares of class A voting common stock, . 283,813 shares of class C common stock, . 851,429 shares of class D common stock, . 5,245.70 shares of class E common stock, . 37,717.31 shares of class F common stock, . 3,093 shares of voting preference common stock, . 97,472.84 shares of series A convertible preferred stock, . 90,668.33 shares of series B convertible preferred stock, . 210,608.10 shares of series C preferred stock, . 49,416.98 shares of series D preferred stock, . 25,454.59 shares of series E preferred stock, . 14,912,778 shares of series F convertible preferred stock, and . 46,374.10 shares of series G convertible preferred stock.

   The holders of the class A voting common stock, class C common stock, class D common stock, class E common stock and class F common stock (collectively, the "Common Stock"), together with the holders of the series F convertible preferred stock and series G convertible preferred stock (collectively, the "Common Stock Equivalents"), are entitled to an aggregate of 4,690,000 votes. The holders of series A convertible preferred stock are entitled to an aggregate of 67,804 votes. The holders of series B convertible preferred stock are entitled to an aggregate of 61,608 votes. The holders of series C preferred stock are entitled to an aggregate of 124,096 votes. The holders of series D preferred stock are entitled to an aggregate of 30,308 votes. The holders of series E preferred stock are entitled to an aggregate of 16,184 votes. The holders of the voting preference common stock are entitled to an aggregate of 5,010,000 votes. The number of votes to which each share of each class or series of stock is entitled is more fully set forth in the following table:

                                                         Votes per   Votes per
                                      Outstanding         Class*       Share*
                                     --------------    ------------- ----------
Common Stock:
  Class A Voting Common Stock....... 179,661,635.00     3,998,467.81     0.0223
  Class C Common Stock..............     283,813.00         6,316.41     0.0223
  Class D Common Stock..............     851,429.00        18,949.02     0.0223
  Class E Common Stock..............       5,245.70           116.75     0.0223
  Class F Common Stock..............      37,717.31           839.42     0.0223
  Series F Convertible Preferred
   Stock (combined with Common Stock
   for voting purposes).............  14,912,778.00(1)    331,892.02     0.0223
  Series G Convertible Preferred
   Stock (combined with Common Stock
   for voting purposes).............  14,981,370.00(2)    333,418.57     0.0223
Series A Convertible Preferred
 Stock..............................      97,472.84        67,804.00     0.6956
Series B Convertible Preferred
 Stock..............................      90,668.33        61,608.00     0.6795
Series C Preferred Stock............     210,608.10       124,096.00     0.5892
Series D Preferred Stock............      49,416.98        30,308.00     0.6133
Series E Preferred Stock............      25,454.59        16,184.00     0.6358
Voting Preference Common Stock......       3,093.00     5,010,000.00 1,619.7866
                                     --------------    ------------- ----------
    Total........................... 211,210,701.85    10,000,000.00        N/A
                                     ==============    ============= ==========

--------
 * The votes per share are calculated by dividing (i) the total votes allocated to the Common Stock and Common Stock Equivalents (4,690,000.00) by (ii) the aggregate outstanding shares of Common Stock and Common Stock Equivalents (210,733,988.01). The votes per class for Common Stock and Common Stock Equivalents are calculated by multiplying the number of outstanding shares of each such class by the quotient derived pursuant to the prior sentence (0.0223). The votes per share figures indicated in this table have been rounded for convenience purposes; however, such rounding was not utilized in calculating the votes per class.
(1) Represents 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock into which the outstanding series F convertible preferred stock is convertible.
(2) Represents 14,971,876 shares of class A voting common stock and 9,494 shares of class F common stock into which the outstanding series G convertible preferred stock is convertible.

   In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the location of the annual meeting on May 23, 2001, and for 10 days prior to the annual meeting, at our offices at 1010 N. Glebe Road, Suite 800, Arlington, Virginia 22201 between the hours of 9:00 a.m. and 4:00 p.m., eastern time.

How to Revoke Your Proxy

   You can revoke your proxy at any time before it is exercised by submitting a valid later-dated proxy via mail, telephone or the internet, or by voting by ballot at the annual meeting. All shares entitled to vote and represented by properly completed proxies received prior to the vote at the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions received. If you do not indicate how your shares should be voted on a particular matter, the shares represented by your proxy will be voted as our Board of Directors recommends.

If You Plan to Attend the Meeting In Person

   The annual meeting will be held at 1:00 p.m., eastern time, on Wednesday, May 23, 2001 at the Key Bridge Marriott Hotel, located at 1401 Lee Highway, in Arlington, Virginia. If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker's proxy and bring it to the annual meeting in order to vote.

Required Vote

  A quorum at the annual meeting requires the presence, in person or by proxy, of the holders of:

  . a majority of the shares of voting preference common stock outstanding as of the record date; and

  . shares of Voting Stock entitled to vote at the annual meeting representing at least 5,010,000 votes.

   Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

   A plurality of the votes duly cast is required for the election of Directors, which means that the nominees receiving the greatest number of votes will be elected. Abstentions and broker "non-votes", if any, are not counted for purposes of the election of a Director.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the proposal to ratify the selection of auditors described in this proxy statement. An abstention will be counted as a vote against this proposal. Broker "non-votes", if any, are not counted for purposes of approving the proposal to ratify the selection of auditors.

Multiple Copies of Annual Report to Stockholders

   If you received more than one copy of our 2000 annual report and wish to reduce the number of reports you receive in the future, and save us the cost of producing and mailing these reports, we will discontinue the mailing of reports on the accounts you select if you go to www.econsent.com/tlcp and follow the instructions given there.

   At least one account at your address must continue to receive annual reports, unless you elect to view future annual reports and proxy statements over the internet. Mailing of dividends, if any, dividend reinvestment statements, if any, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of the annual report. To discontinue or resume the mailing of an annual report for an account, please call our Investor Relations department at 703-236-1100. If you own our stock through a bank, broker or other holder of record and receive more than one copy of our annual reports, contact the holder of record to eliminate duplicate mailings.

Electronic Access to Proxy Materials and Annual Report

   This proxy statement and the 2000 annual report are available on our internet site at www.telecorppcs.com. Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving paper copies in the mail.

   If you are a stockholder of record, you can choose this option and save us the cost of producing and mailing these documents by logging on to www.econsent.com/tlcp and following the instructions given there. You can also choose between paper documents and electronic access by calling Investor Relations at 703-236-1100. Your choice will remain in effect until you call Investor Relations and tell us otherwise. You do not have to elect internet access each year.

   If you hold our stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the internet.

   Most stockholders who hold our stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the internet address to use to access our proxy statement and annual report.

Cost of Proxy Solicitation

   We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our Directors, officers or employees, in person or by telephone, facsimile or other electronic means. We will reimburse brokerage houses and others for forwarding proxy material to you.

Stockholder Communications

   You can obtain a transcript of the annual meeting by writing to Investor Relations, Stockholder Meeting Transcript Requests, TeleCorp PCS, Inc., 1010 N. Glebe Road, Suite 800, Arlington, Virginia 22201.

   As a stockholder, your comments pertaining to any aspect of our business are welcome. Space is provided for this purpose on the proxy card given to stockholders of record. Although stockholder comments are not answered on an individual basis, they do assist us in understanding the concerns of stockholders.

Stockholder Account Maintenance

   Our transfer agent is EquiServe, located at 150 Royall Street, Canton, Massachusetts 02021. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer our stock and similar issues can be handled by calling TeleCorp Investor Relations at 703-236-1100. For other information about us, you can visit our internet site at www.telecorppcs.com.

Merger of TeleCorp Wireless, Inc. and Tritel, Inc.

   Pursuant to an Agreement and Plan of Reorganization and Contribution dated as of February 28, 2000 (the "Merger Agreement"), by and among TeleCorp Wireless, Inc. (formerly known as TeleCorp PCS, Inc.) ("TeleCorp Wireless"), Tritel, Inc. ("Tritel") and AT&T Wireless Services, Inc. ("AT&T Wireless Services"), on November 13, 2000, TeleCorp Wireless was merged with TTHC First Merger Sub, Inc., a wholly owned subsidiary of ours, and Tritel was merged with TTHC Second Merger Sub, Inc., also a wholly owned subsidiary of ours, and thereby TeleCorp Wireless and Tritel each became wholly owned subsidiaries of ours (the "Merger"). This is the first proxy statement we have filed for the combined company following the Merger. Unless we note otherwise, all references in this proxy statement to TeleCorp Wireless are to the entity that was known as TeleCorp PCS, Inc. before the Merger, which is now our wholly owned subsidiary. References to "the Company", "we", "our", "ours" and "TeleCorp" in this proxy statement are to the parent company, TeleCorp PCS, Inc. (formerly known as TeleCorp-Tritel Holding Company).

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

   Pursuant to the terms of a stockholders' agreement entered into in connection with the Merger, the persons listed below and identified as Directors were elected to our Board of Directors. See "Certain Relationships and Related Transactions--Stockholders' Agreement." Our Board of Directors is divided into three classes, Class I, Class II and Class III, with Class I currently consisting of three Directors and Classes II and III currently consisting of five Directors each. Each class of Directors is elected for a three-year term. The current term of our Class I Directors will expire at this annual meeting. The current term of the Class II Directors will expire at our 2002 annual meeting, and the current term of the Class III Directors will expire at our 2003 annual meeting.

   The nominees for Class I Directors are Gerald T. Vento, Thomas H. Sullivan and William M. Mounger, II. Messrs. Vento, Sullivan and Mounger currently serve on our Board of Directors and are available for re-election as Class I Directors.

   Your proxy holder will vote your shares for these nominees unless you instruct otherwise or you indicate that your vote should be withheld. If elected, each of Messrs. Vento, Sullivan and Mounger will continue in office until our 2004 annual meeting and until such time as his successor is duly elected and qualified, or his earlier death, resignation or retirement. Each of the nominees has indicated he will be able to serve if elected. However, if any nominee should be unable to serve, your proxy holder may vote the proxy for any substitute nominee.

   OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MESSRS. VENTO, SULLIVAN AND MOUNGER FOR ELECTION AS CLASS I DIRECTORS.

   The names of our current Directors and executive officers, including the Class I Directors who are up for reelection, and certain information about them is set forth below:

                                                                    Class/Term
   Name                     Age Position(s)                          Expires
   ----                     --- -----------                         ----------
                                Chief Executive Officer and
   Gerald T. Vento......... 54  Director                             I/2001
                                Executive Vice President, Chief
   Thomas H. Sullivan...... 38  Financial Officer and Director       I/2001
   William M. Mounger, II.. 44  Chairman of the Board                I/2001
   Scott I. Anderson....... 42  Director                             II/2002
   Michael Benson.......... 46  Director                             II/2002
   Alexander P. Coleman.... 33  Director                             II/2002
   William W. Hague........ 45  Director                             II/2002
   Michael R. Hannon....... 40  Director                             II/2002
   Rohit M. Desai.......... 62  Director                             III/2003
   Ann K. Hall............. 36  Director                             III/2003
   James M. Hoak, Jr. ..... 57  Director                             III/2003
   David A. Jones, Jr. .... 42  Director                             III/2003
   Kevin J. Shepherd....... 45  Director                             III/2003
                                Chief Operating Officer, TeleCorp
   Julie A. Dobson......... 44  Wireless                             N/A
                                Senior Vice President, Finance,
   Michael P. O'Connor..... 41  TeleCorp Wireless                    N/A

Executive Officers and Directors

   Gerald T. Vento. Mr. Vento has been our Chief Executive Officer and a Director since the Merger. He was a co-founder of TeleCorp Wireless and its predecessor company, TeleCorp Holding Corp., Inc., and was TeleCorp Wireless's Chief Executive Officer and a director from its inception in July 1997 until the Merger in November 2000 and Chairman of TeleCorp Wireless's board of directors from June 1999 until the Merger. From December 1993 to March 1995, Mr. Vento was Vice Chairman and Chief Executive Officer of Sprint Spectrum/American PCS, L.P. From April 1995 to March 1998, Mr. Vento was Chairman of Entel Technologies, Inc., a wireless site acquisition and construction management company. Mr. Vento has served as a senior executive and founder of several other wireless and wireline companies over the past six years, including Atlantis Bidding Corp., Arnage Wireless, L.L.C., Southwest Wireless, L.L.C., Sabre Wireless, L.L.C., Wireless Acquisition, L.L.C., TeleCorp LMDS of Orlando, Inc., TeleCorp WCS, Inc., Royal Wireless, L.L.C., Lone Star Wireless, L.L.C., Acme Wireless, L.L.C., ABC Wireless, L.L.C., THC of San Diego, Inc., Panther Wireless, L.L.C., Indiana Acquisition, L.L.C., Black Label Wireless, Inc. and Wireless Lending, L.L.C. From April 1996 to October 1996, Mr. Vento also served as the Chief Executive Officer of National Fiber Networks, Inc. Mr. Vento also served as managing partner in a joint venture with the Washington Post Company to build and operate that company's systems in the United Kingdom prior to its sale in 1993 to TCI/US West Communications. Mr. Vento has spent over twenty years in cable, telephone and wireless businesses. Mr. Vento was the founder and Managing General Partner of several cable television companies throughout the United States and Puerto Rico.

   Thomas H. Sullivan. Mr. Sullivan has been our Chief Financial Officer and a Director since the Merger. He was a co-founder of TeleCorp Wireless and its predecessor company, TeleCorp Holding Corp., Inc., and was

TeleCorp Wireless's Executive Vice President and one of TeleCorp Wireless's directors from its inception in July 1997, and its Chief Financial Officer from March 1999 until the Merger. Mr. Sullivan served as President of TeleCorp Holding Corp., Inc. from 1996 to 1998 and has served as a senior executive and founder of several other wireless and wireline companies over the past six years, including Atlantis Bidding Corp., Arnage Wireless, L.L.C., Southwest Wireless, L.L.C., Sabre Wireless, L.L.C., Wireless Acquisition, L.L.C., TeleCorp LMDS of Orlando, Inc., TeleCorp WCS, Inc., Royal Wireless, L.L.C., Lone Star Wireless, L.L.C., Acme Wireless, L.L.C., ABC Wireless, L.L.C., THC of San Diego, Inc., Panther Wireless, L.L.C., Indiana Acquisition, L.L.C., Black Label Wireless, Inc. and Wireless Lending, L.L.C. Mr. Sullivan also serves as a director of the Bullis School. From 1992 to 1999, Mr. Sullivan was a partner of, and counsel to, the law firm of McDermott, Will & Emery, where he served as co-head of its telecommunications practice and co-chairman of its Boston corporate department.

   William M. Mounger, II. Mr. Mounger has been our Chairman of the Board since the Merger. He was a co-founder of Tritel and served as its Chief Executive Officer and chairman of its board of directors from April 1998 until the Merger. Mr. Mounger served as President of Mercury Communications Company from 1990 to 1998. Mr. Mounger was a member of the Cellular One Advisory Council from 1992-1994 and served as its Chairman from 1993-1994. In recent years, Mr. Mounger has served as President of Delta Cellular Communications, President of Alaska-3 Cellular, Vice President of Mobile Talk, Inc., an SMR operator, President of Southeastern Cellular Communications, and president or an executive officer in several other cellular companies. In 1996, Mr. Mounger was one of three original founders of Unity Communications, a reseller of long distance and wireless services. From 1983 to 1988, he was a partner in Sunbelt Cellular Partners, which merged with other entities to form Vanguard Cellular in 1987.

   Scott I. Anderson. Mr. Anderson has served as one of our Directors since the Merger. He served as one of TeleCorp Wireless's directors from July 1998 until the Merger, and served as one of Tritel's directors from January 1999 until the Merger. Since 1997, Mr. Anderson has served as Principal in Cedar Grove Partners, LLC, an investment and consulting/advisory partnership, and since 1998 as Principal in Cedar Grove Investments, LLC, a private seed capital investment fund. He was a board member of Tegic, a wireless technology licensing company, until its merger with America Online, Inc. in 1999, was a board member of Xypoint, Inc. until its merger with Telecommunications Systems, Inc. in 2001, and is a board member of Triton PCS, Inc., Wireless Facilities, Inc., Telephia, Inc., and ABC Wireless, L.L.C. He was employed by McCaw Cellular Communications and AT&T Wireless Services from 1986 until 1997, where he last served as Senior Vice President of the Acquisitions and Development group.

   Michael Benson. Mr. Benson has served as one of our Directors since January 2001. He serves as Senior Vice President and Chief Information Officer of AT&T Wireless Services, where he has cross-enterprise responsibility for AT&T Wireless Services' information technology and national real-estate organizations. Mr. Benson joined AT&T Wireless Services in 1987, and since then has served in a variety of positions of increasing responsibility across Information Technology, Customer Care and Distribution. Before joining AT&T Wireless Services, Mr. Benson was Director of Information Technology for ATL, a high tech manufacturing company.

   Alexander P. Coleman. Mr. Coleman has served as one of our Directors since the Merger. He served as a director of Tritel from January 1999 until the Merger. Since 1996, Mr. Coleman has served as a Vice President and Investment Partner of Dresdner Kleinwort Benson Private Equity LLC's leveraged buyout group. Prior to joining Dresdner Kleinwort Benson, Mr. Coleman served in several corporate finance positions for Citicorp/Citibank N.A. from 1989 through 1995, most recently as Vice President of Citicorp Venture Capital.

   William W. Hague. Mr. Hague has served as one of our Directors since the Merger. He serves as the Senior Vice President, Corporate Development, Mergers and Acquisitions at AT&T Wireless Services, where he has been employed since 1995. Prior to this position, and beginning in 1992, he acted as Director of Acquisitions and Legal Affairs at Pacific Northwest Cellular/Western Wireless Corporation. From 1986 through 1992, Mr. Hague practiced law at the Seattle, Washington office of Stokes Lawrence, LLC, where he was a partner. Mr. Hague is also a member of the board of directors of Triton PCS, Inc., where he serves on the audit committee. Mr. Hague served as one of TeleCorp Wireless's directors from July 1998 through March 1999 and from April 2000 until the Merger. Mr. Hague previously served as a member of the Board of Directors of TeleCorp Wireless's predecessor company from April 1998 through July 1998.

   Michael R. Hannon. Mr. Hannon has served as one of our Directors since the Merger. He has been a Partner of JP Morgan Partners (formerly known as Chase Capital Partners), a general partnership with over $20 billion under management, since January 1988. JP Morgan Partners invests in a wide variety of international equity opportunities, including management buyouts, growth equity, and venture capital situations. JP Morgan Partners is an affiliate of J.P. Morgan Chase & Co., one of the largest bank holding companies in the United States. Mr. Hannon also serves as one of the global practice leaders of the media and telecommunications group at JP Morgan Partners. Mr. Hannon is currently on the board of directors of Entercom Communications, Telesystem International Wireless, and several privately held telecom firms. Mr. Hannon served as a director of TeleCorp Wireless from 1998 until the Merger and as its chairman from 1998 until June 1999.

   Rohit M. Desai. Mr. Desai has served as one of our Directors since the Merger. He has been the Chairman, President and Chief Investment Officer of Desai Capital Management Incorporated, an equity investment firm, since 1984. Desai Capital Management is the investment advisor to Equity-Linked Investors II, Private Equity Investors III, L.P., and Private Equity Investors IV, L.P., of which Mr. Desai is the managing general partner. Mr. Desai currently serves on the board of The Rouse Company, Finlay Fine Jewelry Holdings, Independence Community Bankcorp and Sitel Corporation. Mr. Desai served as one of TeleCorp Wireless's directors from July 1998 until the Merger.

   Ann K. Hall. Ms. Hall has served as one of our Directors since the Merger. She is the Director of Partnership and Affiliate Operations for AT&T Wireless Services, and has been employed by AT&T Wireless Services since 1995. From 1994 to 1995, Ms. Hall worked for Ernst & Young LLP's National Telecommunications Consulting Practice. Prior to joining Ernst & Young LLP, Ms. Hall worked in the semiconductor industry in product development engineering at National Semiconductor and later at Intel Corporation in the Technology Development Finance group. Ms. Hall served as one of Tritel's directors from January 1999 until the Merger.

   James M. Hoak, Jr. Mr. Hoak has served as one of our Directors since the Merger. He has served as Chairman and a Principal of Hoak Capital Corporation, a private equity investment firm, since September 1991. He also served as Chairman of HBW Holdings, an investment bank, from July 1996 to November 1999, and continues to serve as a director of the firm. He served as Chairman of Heritage Media Corporation, a broadcasting and marketing services firm, from its inception in August 1987 to its sale in August 1997. From February 1991 to January 1995, he served as Chairman and Chief Executive Officer of Crown Media, Inc., a cable television company. From 1971 to 1987, he served as President and Chief Executive Officer of Heritage Communications, Inc., a diversified communications company, and as its Chairman and Chief Executive Officer from August 1987 to December 1990. He is also a director of PanAmSat Corporation, Pier 1 Imports and Texas Industries. He served as one of TeleCorp Wireless's directors from July 1998 until the Merger.

   David A. Jones, Jr. Mr. Jones has served as one of our Directors since the Merger. He is a founder and the Chairman and Managing Director of Chrysalis Ventures, LLC, a venture capital firm. Prior to founding Chrysalis Ventures, LLC in 1994, Mr. Jones was an attorney in private practice. Mr. Jones is Vice-Chairman of the board of directors of Humana Inc., a director of Mid-America Bancorp and chairman of the board of directors of High Speed Access Corp. Mr. Jones served as one of Tritel's directors from July 1999 until the Merger.

   Kevin J. Shepherd. Mr. Shepherd has served as one of our Directors since the Merger. He has served as President of Triune, Inc., a financial advisory firm serving high net worth individuals, since its inception in 1989. Mr. Shepherd served as a director of Tritel from January 1999 until the Merger.

   Julie A. Dobson. Ms. Dobson has served as TeleCorp Wireless's Chief Operating Officer since July 1998. Prior to joining TeleCorp Wireless, Ms. Dobson was President of Bell Atlantic Mobile Systems' New York/New Jersey Metro Region. She was responsible for sales, marketing, customer service and the continued expansion of that company's wireless communications network in the region. She also oversaw more than 1,500 employees and an extensive retail store network in seven counties in New York and northern and central New Jersey. Ms. Dobson had been with Bell Atlantic since 1980, when she began her career as an account executive in sales at Bell Atlantic-Pennsylvania, and served in a variety of positions in sales, marketing and operations over two decades. Ms. Dobson also serves as a director of INA Trust.

   Michael P. O'Connor. Mr. O'Connor has served as Senior Vice President, Finance for TeleCorp Wireless since June 1999. From July 1997 through May 1999, Mr. O'Connor served as Executive Vice President and Chief Financial Officer for Frontier Cellular, a partnership between Bell Atlantic Mobile and Frontier Corporation, which held licenses covering over five million people and had over 400,000 customers. In this position, Mr. O'Connor was responsible for all of the financial operations of the company. From November 1995 to June 1997, Mr. O'Connor was Controller of Infostrada, S.p.A., a joint venture between Bell Atlantic and Olivetti in Milan, Italy. He also served in a variety of management positions within Bell Atlantic's finance organization from 1984 to 1995. Before joining Bell Atlantic, Mr. O'Connor, a certified public accountant, worked for PricewaterhouseCoopers LLP.

Board and Committee Meetings

   During the fiscal year ended December 31, 2000, our Board of Directors had two committees: an Audit Committee and a Compensation Committee. Our Board of Directors did not have a standing nominating committee or a committee performing similar functions.

   The Audit Committee meets with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. The committee also meets with the independent auditors and with appropriate company financial personnel regarding these matters. The independent auditors have unrestricted access to the committee. The Audit Committee recommends to our Board of Directors the appointment of the independent auditors. The Audit Committee reviews our financing plans and reports recommendations to the full Board of Directors for approval and to authorize action. The committee has a written charter, a copy of which is appended to this proxy statement as Appendix A. The members of the committee have reviewed the charter and believe that the committee complied with the charter in fiscal 2000. The Audit Committee consists of Messrs. James M. Hoak, Jr. (Chairman), Scott I. Anderson and Alexander P. Coleman, none of whom is an employee or consultant of ours, and each of whom meets the independence and experience requirements of Nasdaq. The Audit Committee met one (1) time in fiscal 2000. Prior to the Merger, the Audit Committee for TeleCorp Wireless consisted of Messrs. Hoak, Anderson and William A. Kussell, and met five (5) times in fiscal 2000. Prior to the Merger, the Audit Committee for Tritel consisted of Messrs. Anderson, Coleman and Ms. Ann K. Hall, and met four (4) times in fiscal 2000.

   The Compensation Committee administers our 2000 Employee, Director and Consultant Stock Plan and the stock plans of TeleCorp Wireless and Tritel that were assumed pursuant to the Merger. Additionally, the Compensation Committee approves salaries, bonuses and other compensation arrangements and policies for our employees, Directors and officers, including our Chief Executive Officer. The Compensation Committee consists of Messrs. Michael R. Hannon (Chairman), William W. Hague, Anderson, Rohit M. Desai and Kevin J. Shepherd. The Compensation Committee did not meet in fiscal 2000. Prior to the Merger, the Compensation Committee for TeleCorp Wireless consisted of Messrs. Anderson, Desai, Hannon and Michael Schwartz (Chairman), and met four (4) times in fiscal 2000. Prior to the Merger, the Compensation Committee for Tritel consisted of Messrs. Shepherd, Andrew Hubregsen and H. Lee Maschmann, and met eleven (11) times in fiscal 2000.

   During the fiscal year ended December 31, 2000, our Board of Directors held one (1) meeting and the Audit Committee held one (1) meeting. All Directors, during the time in which they served as Directors, attended at least 75% of the meetings of our Board of Directors and of the committees on which they served.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee consists of Messrs. Hannon (Chairman), Hague, Anderson, Desai and Shepherd, none of whom is an employee or consultant of ours. Mr. Hague serves as the Senior Vice President, Corporate Development, Mergers and Acquisitions at AT&T Wireless Services. See "Certain Relationships and Related Transactions" for a description of our relationship with AT&T Wireless Services. In addition, none of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officer served as a Director of ours or member of our Compensation Committee.

Director Compensation

   Representatives of the initial investors in TeleCorp Wireless and Tritel who serve on our Board of Directors or its committees do not receive cash compensation for such services. Other non-management members of our Board of Directors or its committees receive a quarterly stipend of $1,875, an additional $1,000 for attending each Board of Directors or committee meeting and $500 for participating in each teleconference. The Directors are also eligible to receive stock options. As of April 9, 2001, two of our current Directors, Messrs. Anderson and David A. Jones, Jr., have been granted options to purchase 97,300 shares and 11,400 shares of our class A voting common stock, respectively, of which options to purchase 40,600 shares and 5,700 shares, respectively, have vested. All members of our Board of Directors or any committee of our Board of Directors, including our management members, are reimbursed for out-of-pocket expenses in connection with attendance at meetings.

            Compensation Committee Report on Executive Compensation

Role of the Compensation Committee

   The Compensation Committee is comprised of five members of our Board of Directors, Messrs. Michael Hannon, Rohit Desai, Scott Anderson, William Hague, and Kevin Shepherd, each of whom is neither a current nor former employee of the Company. Within this report of the Compensation Committee, the words "we" or "our" refer to the Compensation Committee and not to the Company. We set the overall compensation principles of the Company and review the entire compensation program at least once a year. The base salaries of the Company's executive officers are determined by the Compensation Committee. In establishing base salaries for executive officers, the Compensation Committee considers numerous factors such as: a review of salaries in comparable telecommunications companies, the executive's responsibilities, the executive's importance to the Company, the executive's performance in the prior year, historical salary levels of the executive and relative salary levels within the Company.

Executive Compensation Guiding Principles

   The goal of our compensation program is to attract, motivate and retain the highly talented individuals TeleCorp needs to be a market leader in a highly competitive industry. We developed the program with the Company's leadership team to support the Company's aggressive business strategy. The following principles guided the development of the program:

     .Compensation Should Be Related To Performance. We believe that the better an individual performs, the higher the individual's compensation should be. We also believe that individual compensation should be tied to how well the Company performs financially. That is, when the Company's performance exceeds our pre-established objectives, the bonus pool will be higher, and to the extent the

  Company's performance does not meet these objectives, the bonus pool is reduced. If the Company's performance is less than pre-determined levels, any award payment will be subject to the Compensation Committee's discretion. Individual bonus payouts are based on individual performance.

     .TeleCorp Employees Should Own TeleCorp Stock. We provide Company employees at virtually all levels with a way to become stockholders. In 2000, all of TeleCorp's new hires were granted stock options. Selected key TeleCorp employees were granted additional stock options. All Tritel employees prior to the Merger announcement also received an across the board grant. Our goal is to encourage each employee to act like an owner of the business.

     .Incentive Compensation Should Be A Greater Part Of Total Compensation For More Senior Management. The proportion of an individual's total compensation that depends on individual and Company performance objectives increases as the individual becomes more senior in the Company.

     .Other Goals. Our compensation program is designed to balance short and long term financial objectives, build stockholder value and reward individual, team and corporate performance. We review compensation survey data from several independent sources to ensure that our total compensation program is competitive. Companies selected include those with whom the Company competes for executive and other employee talent. The Company's competitors for executive and other employee talent are not necessarily the same companies that are included in the index used to compare stockholder returns (see the Stock Performance Graph elsewhere in this proxy statement) because the Company may require specialized skills from a more varied set of backgrounds.

Components of the Compensation Program

   In addition to the Company's employee benefits plan, which includes a 401(k) retirement plan and medical benefits, the principal components of the Company's compensation program include the following:

   .Base Salary

   .Short-Term Incentives: Annual Bonus or Commissions

   .Long-Term Incentives: Stock Options

   .Special Equity Grants: Stock Options and Restricted Stock Grants

   .Base Salary. We set base salaries for all employees, officers and executives at levels that are comparable to similar positions at companies with whom the Company compares for compensation purposes. We review salaries on a regular basis, and allow annual merit-based adjustments for employees who are meeting or exceeding performance expectations. Other than merit, we usually adjust salaries only when our market base salary review shows a significant deviation. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package.

   Short-Term Incentives--Annual Bonus. The annual bonus component of incentive compensation is intended to align the compensation of the Company's employees, officers and executives with the short term, or annual, performance of the Company. In 2000, the annual bonus opportunity was based on the Company's achieving a number of financial and operating objectives, including, without limitation, meeting revenue and expense targets, reducing churn, and meeting service and call level objectives. When we evaluate performance of individual employees, we consider factors such as leadership, customer focus, business knowledge and execution of TeleCorp's business strategy.

   Short-Term Incentives for Sales Employees--Commissions. TeleCorp's sales employees are not eligible for the annual bonus as described above. Instead, their short-term incentives are directly tied to achievement of sales objectives as established through quotas. TeleCorp's sales commission plan was designed to motivate TeleCorp's sales employees to sell its services while maintaining a competitive acquisition cost for each additional customer.

   Long-Term Incentives--Stock Options. We make grants of stock options to independent members of the Company's Board of Directors, as well as most other employees of the Company. On January 1, 2000, TeleCorp Wireless granted an aggregate of 255,450 options to all TeleCorp Wireless employees who had not previously been granted options, at an exercise price of $20.00 per share. Tritel granted an aggregate of 1,911,779 options on July 3, 2000 to virtually all employees, at an exercise price of $31.065789 per share. TeleCorp Wireless granted an aggregate of 1,134,000 options to key managers and directors on May 3, 2000, at an exercise price of $44.02 per share. In addition, all new employees hired by the Company, TeleCorp Wireless or Tritel during 2000 were granted stock options. Depending on the date of hire, exercise prices ranged from $14.763158 per share to $51.75 per share. The Company issues options at an exercise price equal to the closing price of the Company's class A voting common stock on the day before the grant date, which is the last day of the month in which the employee commences employment with the Company. These options generally vest over a four-year period of continuous service to the Company and expire ten years from the date of the grant. We base target grants on a comparison with the Company's selected sample group; however, grants to individuals can be adjusted based on individual performance, retention and other special circumstances.

   Special Equity Grants--Stock Options and Restricted Stock Grants. We believe that ownership of TeleCorp stock is a key element of our compensation program and that retention of the Company's senior management team is essential to TeleCorp's future success, both in the short and long term. From time to time, we may make special equity grants to accomplish one or both of these objectives. Depending on the circumstances, a special equity grant may take the form of a stock option, restricted stock or a combination of the two.

Compensation of the Chief Executive Officer

   In fiscal 2000, the Company's most highly compensated officer was Gerald T. Vento, the Chief Executive Officer. Each year, the Board of Directors agrees on a set of objectives with Mr. Vento. At the end of the year, the Compensation Committee reviews Mr. Vento's performance against those objectives. This review includes analysis of the Company's short and long-term financial results, as well as its progress towards its strategic objectives. In addition, we consider individual factors such as Mr. Vento's leadership ability and ability to execute TeleCorp's business strategy and the Company's relationship with customers and the investment community.

   Base Salary. In the year ended December 31, 2000, we did not change Mr. Vento's annual base salary from its 1999 level of $300,000. The Compensation Committee believes that Mr. Vento's current annual base salary is competitive with those paid by other companies in this industry to their chief executive officers.

   Short-Term Incentives. For fiscal 2000, Mr. Vento's annual bonus was based on corporate objectives, as determined by the Board of Directors, including various financial and operational objectives. When we assessed Mr. Vento's performance and determined his short-term incentive award at the end of the year, we considered the following accomplishments:

  . the Company ended 2000 with over 666,000 customers;

  . the Company successfully completed its acquisition of Tritel and its asset exchange with AT&T Wireless in November 2000;

  . expenses continued to be in line with expectations; and

  . as of December 31, 2000, the Company had successfully launched service in 72 markets with networks covering approximately 75% of the population where the Company held licenses.

Section 162(m)

   The Compensation Committee has also considered the application of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), to the Company's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation that is paid to any executive officers named in the Summary Compensation Table shown elsewhere in this Proxy Statement, where such compensation is in excess of $1,000,000, unless the compensation qualified as "performance-based" or is otherwise exempt from Section 162(m). To date, all awards of stock to the named executive officers have been made pursuant to agreements or plans approved by the Company's stockholders. The Compensation Committee intends to review the potential effect of Section 162(m) when making future recommendations to the Board of Directors regarding the compensation of the executive officers.

Committee Conclusion

   The Compensation Committee believes that the caliber and motivation of the Company's employees and the quality of the Company's leadership determine the Company's long-term performance. The Compensation Committee further believes that it is in the stockholders' interests to compensate executives well when performance meets or exceeds the high standards set by the Board of Directors, so long as there is an appropriate downside risk to compensation when performance falls short of such high standards. The Compensation Committee was satisfied with the Company's progress for 2000 and believes that the compensation paid was consistent with the Company's philosophy of linking executive compensation with the creation of stockholder value.

   This report submitted by the Compensation Committee, composed of:

      Michael R. Hannon, Chairman         Scott I. Anderson
      Rohit M. Desai                      William W. Hague
      Kevin J. Shepherd

Compensation of Executive Officers

Summary Compensation

   The following table contains information about the cash and other compensation that we or, prior to the Merger, TeleCorp Wireless or Tritel, as the case may be, paid in the last three fiscal years to Mr. Vento, our Chief Executive Officer, and our four other most highly paid executive officers during 2000. The bonuses in the table are shown in the year in which they are earned. In general, bonuses are paid in the year after they are earned.

                           SUMMARY COMPENSATION TABLE

                                                                        Long-Term
                                                                       Compensation
                                      Annual Compensation                 Awards
                               --------------------------------------- ------------
                                                                        Restricted
Name and                                                Other Annual      Stock
Principal Position(s)     Year Salary($)   Bonus($)    Compensation($)  Awards($)
---------------------     ---- ---------   --------    --------------- ------------
Gerald T. Vento.........  2000  300,000(1) 210,000(1)        7,875(2)        --
 Chief Executive Officer  1999  300,000(1) 300,000(1)        7,500(3)        --
                          1998  213,461(4) 157,500(4)        4,666(5)        --

Thomas H. Sullivan......  2000  250,000(6) 175,000(6)        7,875(7)        --
 Executive Vice
  President and           1999  250,000(6) 250,000(6)        7,500(8)        --
 Chief Financial Officer  1998  206,931(9) 125,000(9)      106,637(10)       --

Julie A. Dobson.........  2000  250,000    175,000           7,875(11)       --
 Chief Operating          1999  250,000    250,000          67,871(12)    47,574(13)
 Officer,
 TeleCorp Wireless        1998  124,289    155,000          66,134(14)     5,494(15)

William M. Mounger, II..  2000  300,000    210,000             --            --
 Chairman of the Board    1999  225,000    172,575             --         30,748(16)
                          1998  225,000    112,500             --            --

E.B. Martin, Jr.........  2000  250,000    175,000             --            --
 Former Chief
  Information Officer
  (17)                    1999  225,000    172,575             --         30,748(18)
                          1998  225,000    112,500             --            --

--------
 (1) Salary and bonus amounts received by Mr. Vento were paid by TeleCorp Management Corp. out of amounts TeleCorp Wireless paid to TeleCorp Management Corp. under the Management Agreement, as defined under "-- Management Agreement", below.
 (2) This amount consists of $7,875 that we or our affiliates paid on behalf of Mr. Vento under our 401(k) plan.
 (3) This amount consists of $7,500 that we or our affiliates paid on behalf of Mr. Vento under our 401(k) plan.
 (4) These amounts consist of $111,538 in salary and $157,500 in bonus that TeleCorp Management Corp. paid to Mr. Vento out of amounts TeleCorp Wireless paid to TeleCorp Management Corp. under the Management Agreement and $101,923 in salary that TeleCorp Holding Corp. paid to Mr. Vento.
 (5) This amount consists of $4,666 that we or our affiliates paid on behalf of Mr. Vento under our 401(k) plan.
 (6) Salary and bonus amounts received by Mr. Sullivan were paid by TeleCorp Management Corp. out of amounts TeleCorp Wireless paid to TeleCorp Management Corp. under the Management Agreement.
 (7) This amount consists of $7,875 that we or our affiliates paid on behalf of Mr. Sullivan under our 401(k) plan.

 (8) This amount consists of $7,500 that we or our affiliates paid on behalf of Mr. Sullivan under our 401(k) plan.
 (9) These amounts consist of $92,947 in salary and $125,000 in bonus that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts TeleCorp Wireless paid to TeleCorp Management Corp. under the Management Agreement and $113,984 in salary that TeleCorp Holding Corp. paid to Mr. Sullivan.
(10) This amount consists of $103,637 in relocation expenses that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts that TeleCorp Wireless paid to TeleCorp Management Corp. under the Management Agreement and $3,000 that TeleCorp Wireless paid on behalf of Mr. Sullivan under its 401(k) plan.
(11) This amount consists of $7,875 that we or our affiliates paid on behalf of Ms. Dobson under our 401(k) plan.
(12) This amount consists of $67,871 in relocation expenses that TeleCorp Communications, Inc., a wholly-owned subsidiary of ours ("TeleCorp Communications"), paid to Ms. Dobson.
(13) Consists of 833 shares of series E preferred stock, valued at $52.00 per share, and 532,308 shares of class A voting common stock, valued at $.008 per share, issued under TeleCorp Wireless's restricted stock plan on July 1, 1999. These shares were converted into an equivalent number of shares of our stock in the Merger. The restricted stock awards provide that 20% of the shares vest upon the achievement of certain milestones and the remaining 80% of the shares vest over a six year period in specified annual installments. Cash dividends, if any, paid on restricted shares may be retained by Ms. Dobson without regard to vesting. Non-cash dividends, if any, paid on restricted shares may be retained by Ms. Dobson subject to the same vesting restrictions as the underlying shares. At the end of fiscal 2000, with respect to this grant Ms. Dobson held 532,308 shares of restricted class A voting common stock with an aggregate value of $11,913,053.04 based on the closing price of our class A voting common stock on the Nasdaq National Market of $22.38 per share on December 29, 2000, and 833 shares of restricted series E preferred stock with an aggregate value of $130,322.85 based on the fair value of our series E preferred stock on December 29, 2000 of $156.45 per share.
(14) This amount consists of $66,134 in relocation expenses that TeleCorp Communications paid to Ms. Dobson.
(15) Consists of 2,287 shares of series E preferred stock, valued at $1.00 per share, and 1,068,971 shares of class A voting common stock, valued at $.003 per share, issued under TeleCorp Wireless's restricted stock grant plan on July 17, 1998. These shares were converted into an equivalent number of shares of our stock in the Merger. The restricted stock awards provide that 20% of the shares vest upon the achievement of certain milestones and the remaining 80% of the shares vest over a six year period in specified annual installments. Cash dividends, if any, paid on restricted shares may be retained by Ms. Dobson without regard to vesting. Non-cash dividends, if any, paid on restricted shares may be retained by Ms. Dobson subject to the same vesting restrictions as the underlying shares. At the end of fiscal 2000, Ms. Dobson held 1,068,971 shares of restricted class A voting common stock with an aggregate value of $23,923,570.98 based on the closing price of our class A voting common stock on the Nasdaq National Market of $22.38 per share on December 29, 2000, and 2,287 shares of restricted series E preferred stock with an aggregate value of $357,801.15 based on the fair value of our series E preferred stock on December 29, 2000 of $156.45 per share.
(16) This amount reflects 2,384,544 shares of Tritel's class A common stock and 690,224 shares of Tritel's class C common stock, each valued at 1/400th of $.01 per share on January 7, 1999, the date of grant, awarded to Mr. Mounger. These shares were converted into (a) 1,812,253 shares of our class A voting common stock and (b) 519,324 shares of our class A voting common stock and 5,245.70 shares of our class E common stock, respectively, in the Merger and became fully vested at that time, but are still subject to transfer restrictions. Cash dividends, if any, paid on restricted shares may be retained by Mr. Mounger without regard to vesting. Non-cash dividends, if any, paid on restricted shares may be retained by Mr. Mounger subject to the same vesting restrictions as the underlying shares. At the end of fiscal 2000, Mr. Mounger held 2,331,577 shares of restricted class A common stock with an aggregate value of

    $52,180,693.26 based on the closing price of our class A voting common stock on the Nasdaq National Market of $22.38 per share on December 29, 2000, and 5,245.70 shares of restricted class E common stock with an aggregate value of $163,141.27 based on the fair value of our class E common stock on December 29, 2000 of $31.10 per share.
(17) Mr. Martin resigned as an employee and Director as of February 2, 2001.
(18) This amount reflects 2,384,544 shares of Tritel's class A common stock and 690,224 shares of Tritel's class C common stock, each valued at 1/400th of $.01 per share on January 7, 1999, the date of grant, awarded to Mr. Martin. These shares were converted into (a) 1,812,253 shares of our class A voting common stock and (b) 519,324 shares of our class A voting common stock and 5,245.70 shares of our class E common stock, respectively, in the Merger and became fully vested at that time, but are still subject to transfer restrictions. Cash dividends, if any, paid on restricted shares may be retained by Mr. Martin without regard to vesting. Non-cash dividends, if any, paid on restricted shares may be retained by Mr. Martin subject to the same vesting restrictions as the underlying shares. At the end of fiscal 2000, Mr. Martin held 2,331,577 shares of restricted class A common stock with an aggregate value of $52,180,693.26 based on the closing price of our class A voting common stock on the Nasdaq National Market of $22.38 per share on December 29, 2000, and 5,245.70 shares of restricted class E common stock with an aggregate value of $163,141.27 based on the fair value of our class E common stock on December 29, 2000 of $31.10 per share.

   During the last fiscal year, no stock options were issued to or exercised by the executive officers named in the Summary Compensation Table.

Management Agreement

   Under the Management Agreement, dated November 13, 2000 (the "Management Agreement"), which is substantially similar to the management agreement dated July 17, 1998, as amended, which TeleCorp Wireless had with TeleCorp Management Corp. prior to the Merger, TeleCorp Management Corp. assists us with various services and provides the services of Mr. Vento and Mr. Sullivan in connection with the performance of TeleCorp Management Corp.'s obligations under the Management Agreement. Mr. Vento and Mr. Sullivan own TeleCorp Management Corp.

   We pay TeleCorp Management Corp. an annual management fee of $550,000, payable in monthly installments, plus an annual bonus based upon the achievement of objectives established by the Compensation Committee for a particular calendar year. Pursuant to the Management Agreement, the amount of each annual bonus shall not be less than 50% of the preceding year's management fee. For the years 1999 and 2000, TeleCorp Management Corp. earned bonuses in the amount of $550,000 and $385,000, respectively. We pay on TeleCorp Management Corp.'s behalf all out of pocket expenses such as travel expenses that it incurs in connection with the services rendered by Messrs. Vento and Sullivan on our behalf.

   The Management Agreement terminates on July 17, 2003. However, we may terminate the Management Agreement immediately in certain circumstances including:

  . indictment of Mr. Vento or Mr. Sullivan for a felony;

  . a material breach which remains uncured after 30 days' written notice;

  . the failure of TeleCorp Management Corp. to provide us with the services of Mr. Vento and Mr. Sullivan;

  . an event that, under the terms of any of our or our subsidiaries' credit agreements for borrowings of $25.0 million or more, would constitute or result in an event of default thereunder; or

  . acceleration of any of our or our subsidiaries' indebtedness over $25.0 million.

   TeleCorp Management Corp. may terminate the Management Agreement voluntarily upon 30 days' written notice to us. TeleCorp Management Corp. may also terminate the Management Agreement if:

  . we fail to make payment of the management fee, bonus and other amounts owed to TeleCorp Management Corp. under the Management Agreement after 30 days' written notice to us;

  . there is a material breach of the Management Agreement by us which is not cured after 30 days' written notice to us;

  . Mr. Vento and Mr. Sullivan are removed as Directors or are demoted or removed from their respective offices or there is a material diminishment of Mr. Vento's and Mr. Sullivan's responsibilities, duties or status, which diminishment is not rescinded within 30 days after the date of receipt by our Board of Directors from Mr. Vento and Mr. Sullivan of written notice referring to the Management Agreement and describing the diminishment; or

  . we relocate our principal offices without TeleCorp Management Corp.'s consent to a location more than 50 miles from our principal offices in Arlington, Virginia.

   If the Management Agreement is terminated for any reason other than the indictment of Mr. Sullivan or Mr. Vento for a felony, acceleration of any of our or our subsidiaries' indebtedness of more than $25.0 million, or the voluntary termination of the Management Agreement by TeleCorp Management Corp., TeleCorp Management Corp. will be entitled to its management fee for the next year, together with an annual bonus, determined as follows:

  . if the date of termination is on or before June 30 of any applicable calendar year, the annual bonus will be equal to a pro rata portion of the annual bonus in respect of that year, as determined based upon our achievement of the objectives for that year;

  . if the date of termination is after June 30 of any applicable calendar year, the annual bonus will be equal to the annual bonus payable in respect of that year, as determined based upon our achievement of the objectives for that year.

   In either case, the bonus will be payable upon the later to occur of (a) 30 days after certification of our financial statements for that year and (b) the last day of the month after which we retain a new management service provider, and conditioned upon TeleCorp Management Corp.'s having nominated a successor person or persons:

  . who are acceptable to our Board of Directors;

  . who would not cause a significant detrimental effect on our eligibility to hold our PCS licenses and to realize the benefits, if any, that we derived from our status as a very small business; and

  . to whom our voting preference common stock, class C common stock and any class E common stock will be transferred by Mr. Vento and Mr. Sullivan.

   Certain shares of our class A voting common stock and series E preferred stock held by Messrs. Vento and Sullivan are subject to vesting under the Management Agreement. We are obligated to repurchase, at a price of $0.01 per share, from Mr. Vento and Mr. Sullivan, and they are required to sell to us, following the termination of the Management Agreement for any reason, up to 5,764,596 shares of class A voting common stock and up to 18,220 shares of series E preferred stock held by Mr. Vento and Mr. Sullivan that have not yet vested.

   If either Mr. Sullivan or Mr. Vento are removed for any reason other than indictment for a felony or acceleration of our or any of our subsidiaries' indebtedness of more than $25.0 million, or if they leave with good reason, then our repurchase rights with respect to Mr. Sullivan's and Mr. Vento's unvested stock will terminate, and Mr. Sullivan's and Mr. Vento's unvested stock will become immediately vested.

Employment Agreements

 William M. Mounger, II

   We have entered into a one-year employment agreement with Mr. Mounger, dated November 13, 2000, which is renewable for additional one-year terms on our and Mr. Mounger's mutual agreement and which provides that Mr. Mounger will serve as our Chairman of the Board. The agreement terminates and replaces the employment agreement entered into by Mr. Mounger and Tritel on January 7, 1999. By the terms of the new employment agreement, Mr. Mounger will receive a base annual salary of not less than $250,000, and not less than the annual salary of Mr. Vento, with a minimum annual increase of $25,000. Mr. Mounger will be entitled to an annual bonus equal to the greater of:

  . 50% of his base annual salary; or

  . the amount of annual bonus paid to Gerald Vento for that year.

   Mr. Mounger's employment under his employment agreement may be terminated:

  . voluntarily by Mr. Mounger at his sole discretion, upon two weeks' notice to us;

  . on Mr. Mounger's death;

  . by us on Mr. Mounger's "disability," as defined in the agreement; or

  . by us, with or without cause, upon two weeks' notice to Mr. Mounger.

   If we terminate Mr. Mounger for any reason, or if he voluntarily quits, we will pay him:

  . any earned but unpaid base salary;

  . any amounts vested or which Mr. Mounger would otherwise be entitled to under any plan or contract with us;

  . a base salary, at normal payroll intervals, in an amount equal to the salary Mr. Mounger would have been entitled to receive had his employment not been terminated, for the period beginning on the date of termination and ending on January 7, 2004; and

  . an annual bonus through January 7, 2004, excluding 2004.

   Pursuant to the terms of the agreement, all of the shares of Tritel's class A voting common stock and class E common stock held by Mr. Mounger that were subject to vesting and repurchase provisions under his prior employment agreement with Tritel became fully vested.

   Upon termination of the employment agreement for any reason, the shares of our class E common stock then held by Mr. Mounger will be purchased by:

  . Mr. Vento and Mr. Sullivan; or

  . us or any other person we designate to purchase the shares. The price of the shares will be the average price of our class A voting common stock, as quoted on the Nasdaq National Market or other securities exchange, for the 20 trading days immediately preceding the termination of the employment agreement.

   The employment agreement contains a six-month non-competition clause, and requires that Mr. Mounger not disclose trade secrets learned during his employment.

 E.B. Martin, Jr.

   On November 13, 2000, we entered into a one-year employment agreement with Mr. Martin, which provided that Mr. Martin would serve as our Vice Chairman of the Board. Mr. Martin's employment with us and his role as one of our Directors was terminated as of February 2, 2001. We paid Mr. Martin a single lump sum payment in the gross amount of $1,498,641.55 (his annual salary through January 7, 2004 and annual bonus). In addition, Mr. Martin sold to us all of his shares of our class E common stock. The price of these shares was $122,503.51.

 Julie A. Dobson

   On July 17, 1998, TeleCorp Wireless entered into an employment agreement with Julie A. Dobson, under which she serves as TeleCorp Wireless's Chief Operating Officer at a base annual salary of $250,000 with a potential annual bonus based upon the achievement of objectives established by the Compensation Committee. This agreement was amended as of the effective date of the Merger to provide that if Ms. Dobson's employment with TeleCorp Wireless is terminated by TeleCorp Wireless without cause or if Ms. Dobson's employment with TeleCorp Wireless is terminated by Ms. Dobson because:

  . TeleCorp Wireless fails to: (a) make payment of Ms. Dobson's annual base salary or bonus, (b) reimburse Ms. Dobson for expenses she incurred while performing her duties, and (c) include Ms. Dobson in all benefit plans for which she qualified;

  . TeleCorp Wireless causes a material breach of the amended agreement;

  . Ms. Dobson is demoted or removed from her office or there is a material diminishment of her responsibilities, duties or status;

     in each case within 30 days of Ms. Dobson's written notice of such event, or

  . TeleCorp Wireless relocates its offices to a location more than 50 miles from its principal offices in Arlington, Virginia without Ms. Dobson's consent,

then any shares of stock which were granted to Ms. Dobson pursuant to a stock or award plan that had not vested will immediately vest. Neither the Merger nor the contribution (as described below under "Certain Relationships and Related Transactions--Agreements with AT&T") caused the demotion or diminishment of Ms. Dobson's responsibilities, duties or status.

   Ms. Dobson's employment agreement provides that she is an employee-at-will. We will reimburse the reasonable expenses that she incurs while performing her services under her employment agreement and she may participate in our employee benefit plans available to employees of comparable status and position.

   If we terminate Ms. Dobson for cause, or she voluntarily quits, we will pay her any amounts that we owe to her that have accrued prior to the cessation of employment. If we terminate Ms. Dobson other than for cause, we will pay Ms. Dobson (a) any amounts that we owe her that have accrued through the termination date, and (b) an amount equal to 12 months of her then annual base salary, payable at normal payroll intervals. We would also continue to cover her under our employee benefit plans for 12 months if we terminate her employment other than for cause. If Ms. Dobson dies while employed by us, her estate, heirs and beneficiaries will receive any amounts that we owe her that have accrued through the termination date.

   Under her employment agreement, Ms. Dobson is subject to confidentiality provisions and has agreed, for one year after cessation of employment with us, to non-competition and non-solicitation provisions and to limit public statements concerning us.

 Michael P. O'Connor

   Effective as of June 7, 1999, TeleCorp Wireless entered into an employment agreement with Michael P. O'Connor, under which he serves as TeleCorp Wireless's Senior Vice President, Finance. That agreement was amended and restated pursuant to an agreement effective as of March 1, 2001 (the "Current Agreement"). Pursuant to the Current Agreement, Mr. O'Connor serves as Senior Vice President, Finance at a base annual salary of $190,000 with a potential annual bonus based upon the achievement of objectives established by the Compensation Committee. We will reimburse the reasonable expenses that he incurs while performing his services under the Current Agreement and he may participate in our employee benefit plans available to employees of comparable status and position.

   Mr. O'Connor's Current Agreement provides that he is an employee-at-will. If we terminate Mr. O'Connor for cause, or he voluntarily quits, we will pay him any amounts that we owe to him that have accrued prior to the cessation of employment. If he is terminated other than for cause, we will pay Mr. O'Connor an amount equal to 12 months of his then annual base salary, payable at normal payroll intervals. However, the severance payment to Mr. O'Connor will be reduced by any amounts earned by Mr. O'Connor from any other source during such period. We would also continue to cover him under our employee benefit plans for 12 months, if we terminate his employment other than for cause. If Mr. O'Connor dies while employed by us, his estate, heirs and beneficiaries will receive any amounts that we owe him that have accrued through the termination date.

   Under the Current Agreement, Mr. O'Connor is subject to confidentiality provisions and has agreed, for one year after cessation of employment with us, to non-competition and non-solicitation provisions and to limit public statements concerning us. Mr. O'Connor's severance payment is conditioned upon his compliance with these provisions.

Stock Plans

   2000 Employee, Director and Consultant Stock Plan

   In November 2000, we established the 2000 Employee, Director and Consultant Stock Plan under which up to 15,000,000 shares of our class A voting common stock may be issued to key employees, Directors or consultants pursuant to awards consisting of stock options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options, restricted shares, deferred shares and stock appreciation rights. Our Board of Directors has the discretion to determine the conditions of any options or stock rights granted under this plan. As of April 9, 2001, grants of 330,000 shares of restricted stock had been approved under this plan, options to purchase 3,804,285 shares had been issued or were subject to currently outstanding option rights under this plan, and 10,865,715 shares were reserved for future issuance.

   TeleCorp Wireless 1998 Restricted Stock Plan

   In July 1998, TeleCorp Wireless established the TeleCorp PCS, Inc. 1998 Restricted Stock Plan to award key employees shares of its series E preferred stock and class A voting common stock. We assumed this plan in the Merger, and shares issued under this plan on the date of the Merger were converted into our shares. Each award is subject to a five- or six-year vesting schedule that depends on the employee's date of hire and other milestone events. The shares granted are subject to the same transfer restrictions and repurchase rights as shares held by AT&T Wireless PCS, LLC ("AT&T Wireless") and our other initial investors. As of April 9, 2001, 6,435.46 shares of series E preferred stock and 3,641,453 shares of class A voting common stock had been granted under this plan, and 649.76 shares of series E preferred stock and 361,744 shares of class A voting common stock were reserved for future issuance. An additional 1,747.73 shares of series E preferred stock and 1,202,629 shares of class A voting common stock that had been granted under this plan, but that did not vest, were forfeited by the employees who had received the grants, and we have granted some of these shares to other employees under this plan. Any shares not granted on or prior to July 17, 2003 will be granted to Messrs. Vento and Sullivan.

   TeleCorp Wireless 1999 Stock Option Plan

   On July 22, 1999, TeleCorp Wireless adopted the 1999 Stock Option Plan pursuant to which employees and members of the board of directors of TeleCorp Wireless were awarded nonqualified stock options to acquire shares of class A voting common stock. We assumed this plan in the Merger, and options issued under this plan as of the date of the Merger were converted into options to purchase our shares. Our Board of Directors has the discretion to determine the conditions of any option granted under this plan. As of April 9, 2001, options to purchase 2,633,253 shares had been granted under this plan, and options to purchase 1,281,068 shares were reserved for future issuance. All of the options vest over a four year period.

   Tritel 1999 Stock Option Plan

   Tritel's 1999 Stock Option Plan authorizes the grant to qualified officers, employee directors and other key employees of, and consultants to, Tritel and its subsidiaries of stock options that are intended to qualify as incentive stock options under Section 422 of the Code, nonqualified stock options, restricted shares, deferred shares and stock appreciation rights for the purchase of shares of common stock, referred to as "awards." Incentive stock options may only be granted to key employees. We assumed this plan in the Merger, and grants under this plan as of the date of the Merger were converted into grants of our class A voting common stock or options relating to our class A voting common stock at a conversion ratio of 1.0 to 0.76. As of April 9, 2001, 6,223,396 shares had been issued or were subject to currently outstanding option rights under this plan, and 1,728,028 shares were reserved for future issuance. Our Board of Directors has the discretion to determine the conditions of any options granted under this plan.

   Tritel 1999 Stock Option Plan for Non-employee Directors

   Tritel's 1999 Stock Option Plan for Non-employee Directors authorized the grant of certain nonqualified stock options for the purchase of up to an aggregate of 100,000 shares of Tritel's common stock to non-employee directors of Tritel. We assumed this plan in the Merger, and options underlying this plan as of the date of the Merger were converted into options to purchase our class A voting common stock at a conversion ratio of 1.0 to 0.76. As of April 9, 2001, options to purchase 34,200 shares had been issued under this plan, and options to purchase 41,800 shares were reserved for future issuance. Our Board of Directors has the discretion to determine the conditions of any options granted under this plan. The exercise price of nonqualified stock options granted under this plan must not be less than the fair market value of the class A voting common stock on the grant date.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table and the accompanying footnotes set forth information concerning the beneficial ownership of each class of our equity securities as of March 30, 2001 for:

  . our Directors;

  . each executive officer named in the Summary Compensation Table above; and

  . all of our Directors and executive officers, as a group.

   In addition, the table sets forth information concerning the beneficial ownership of each class of our voting securities as of March 30, 2001 for each person known to us to be the beneficial owner of more than five percent of any such class of voting securities.

   Except as otherwise noted, each named individual has sole voting and investment power with respect to the securities set forth in the table.

   Pursuant to the rules of the Securities and Exchange Commission (the "SEC"), shares of our securities that an individual or group has the right to acquire within 60 days of March 30, 2001, pursuant to the exercise of options, warrants or other securities convertible into such securities, are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

                              Class A Voting           Voting Preference
                               Common Stock              Common Stock
                          -------------------------- ----------------------- Percentage
                          Amount and                 Amount and               of Total
                           Nature of      Percentage Nature of    Percentage   Voting
                          Beneficial       of Class  Beneficial    of Class  Power Held
Name of Beneficial Owner   Ownership         (%)     Ownership       (%)        (%)
------------------------  -----------     ---------- ----------   ---------- ----------
AT&T Wireless PCS, LLC..   47,978,426(1)    22.92        --            --      12.34
CTIHC, Inc..............   17,182,073(2)     9.56        --            --       3.83
JP Morgan Partners......   15,618,648(3)     8.69        --            --       3.83
Desai Capital Management
 Incorporated...........   14,835,023(4)     8.26        --            --       3.63
Hoak Communications
 Partners, L.P..........   10,974,781(5)     6.11        --            --       2.69
Whitney Equity Partners,
 L.P....................    9,100,865(6)     5.07        --            --       2.23
Dresdner Kleinwort
 Benson Private Equity
 Partners L.P...........    9,039,798(7)     5.03        --            --       2.01
Michael Benson..........   47,978,426(1)    22.92        --            --      12.34
William W. Hague........   47,978,426(1)    22.92        --            --      12.34
Ann K. Hall.............   47,978,426(1)    22.92        --            --      12.34
Michael R. Hannon.......   15,618,648(3)     8.69        --            --       3.83
Rohit M. Desai..........   14,835,023(4)     8.26        --            --       3.63
James M. Hoak, Jr.......   10,974,781(5)     6.11        --            --       2.69
Alexander P. Coleman....    9,039,798(7)     5.03        --            --       2.01
Kevin J. Shepherd.......    7,862,300(8)     4.38        --            --       1.75
William M. Mounger, II..    6,077,998(9)     3.38          3(17)         *      1.37
Gerald T. Vento.........    4,749,654(10)    2.64      1,545(17)     49.95     26.20
E.B. Martin, Jr.........    4,158,099(11)    2.31        --            --          *
Thomas H. Sullivan......    3,394,229(12)    1.89      1,545(17)     49.95     25.86
David A. Jones, Jr......      600,923(13)       *        --            --          *
Scott I. Anderson.......      532,664(14)       *        --            --          *
Julie A. Dobson.........    1,602,879(15)       *        --            --          *
All Directors and
 executive officers as a
 group (15 persons).....  122,447,484(16)   68.15      3,093        100.00     80.11

--------
*  Less than one percent.

(1) 47,978,426 consists of:

    . 18,288,835 shares of class A voting common stock,

    . 14,717,715 shares of class A voting common stock, issuable upon conversion of 14,912,778 shares of series F convertible preferred stock (representing 100% of the outstanding series F convertible preferred stock), and

    . 14,971,876 shares of class A voting common stock, issuable upon conversion of 46,374.10 shares of series G convertible preferred stock (representing 100% of the outstanding series G convertible preferred stock).

     AT&T Wireless also holds:

    . 215,965 shares of class D common stock (20,902 shares of which are currently outstanding and 195,063 shares that would result from the conversion of the series F convertible preferred stock currently outstanding), representing 20.64% of the outstanding class D common stock,

    . 11,803.31 shares of class F common stock (2,309.31 shares of which are currently outstanding and 9,494 shares that would result from the conversion of the series G convertible preferred stock currently outstanding), representing 25.00% of the outstanding class F common stock,

    . 97,472.84 shares of series A preferred stock, representing 100% of the outstanding series A preferred stock,

    . 90,668.33 shares of series B preferred stock, representing 100% of the outstanding series B preferred stock,

    . 3,070.58 shares of series C preferred stock, representing 1.46% of the outstanding series C preferred stock, and

    . 49,416.98 shares of series D preferred stock, representing 100% of the outstanding series D preferred stock.

     The shares held by AT&T Wireless may also be deemed to be held by Ms. Hall, Mr. Hague and Mr. Benson and various AT&T affiliates. Ms. Hall, Mr. Hague and Mr. Benson disclaim beneficial ownership of these shares. The address of Ms. Hall, Mr. Hague, Mr. Benson and AT&T Wireless PCS, LLC is c/o AT&T Wireless PCS, LLC, 7277 164th Avenue N.E., Redmond, WA 98052.

(2) Consists of 17,182,073 shares of class A voting common stock held by CTIHC, Inc.

     CTIHC, Inc. also holds 10,895.50 shares of class F common stock, representing 28.89% of the outstanding class F common stock. The address of CTIHC, Inc. is 11825 North Pennsylvania Street, Carmel, IN 46032-4911.

(3) 15,618,648 consists of:

    . 15,265,692 shares of class A voting common stock held by CB Capital
      Investors, L.P., an affiliate of JP Morgan Partners, and

    . 352,956 shares of class A voting common stock held by TeleCorp
      Investment Corp., L.L.C., of which CB Capital Investors, L.P. owns a majority of the membership interest.

     CB Capital Investors, L.P. also holds:

    . 27,489 shares of class C common stock, representing 9.69% of the outstanding class C common stock,

    . 199,522 shares of class D common stock, representing 23.43% of the outstanding class D common stock, and

    . 49,411.14 shares of series C preferred stock, representing 23.46% of the outstanding series C preferred stock.

     TeleCorp Investment Corp., L.L.C. also holds:

    . 575 shares of class C common stock, representing 0.20% of the outstanding class C common stock,

    . 3,780 shares of class D common stock, representing 0.44% of the outstanding class D common stock, and

    . 1,160 shares of series C preferred stock, representing 0.55% of the outstanding series C preferred stock.

     The shares held by CB Capital Investors, L.P. and TeleCorp Investment Corp., L.L.C. may also be deemed to be beneficially held by Mr. Hannon, a partner of JP Morgan Partners, the non-managing member of CB Capital Investors, LLC, who disclaims beneficial ownership of these shares. The address of Mr. Hannon, CB Capital Investors, LLC and JP Morgan Partners is c/o JP Morgan Partners, 1221 Avenue of the Americas, 39th Floor, New York, NY 10020. The address of TeleCorp Investment Corp., L.L.C. is 1010 N. Glebe Rd., Suite 800, Arlington, VA 22201.

(4) 14,835,023 consists of:

    . 8,848,318 shares of class A voting common stock held by Private
      Equity Investors III, L.P., and

    . 5,986,705 shares of class A voting common stock held by Equity Linked
      Investors-II.

     Private Equity Investors III, L.P. also holds:

    . 13,457 shares of class C common stock, representing 4.74% of the outstanding class C common stock,

    . 105,947 shares of class D common stock, representing 12.44% of the outstanding class D common stock, and

    . 28,709.60 shares of series C preferred stock, representing 13.63% of the outstanding series C preferred stock.

     Equity Linked Investors-II also holds:

    . 13,457 shares of class C common stock, representing 4.74% of the outstanding class C common stock,

    . 88,341 shares of class D common stock, representing 10.38% of the outstanding class D common stock, and

    . 19,328.52 shares of series C preferred stock, representing 9.18% of the outstanding series C preferred stock.

     Each of these stockholders is an affiliate of Desai Capital Management Incorporated. These shares may be deemed to be beneficially held by Mr. Desai, the managing general partner of each of these stockholders, who disclaims beneficial ownership of these shares. The address of Mr. Desai, Private Equity Investors III, L.P., Equity Linked Investors-II, and Desai Capital Management Incorporated is c/o Desai Capital Management, Inc., 540 Madison Avenue, 36th Floor, New York, NY 10022.

(5) 10,974,781 consists of:

    . 919,881 shares of class A voting common stock held by HCP Capital
      Fund, L.P., and

    . 10,054,900 shares of class A voting common stock held by Hoak
      Communications Partners, L.P.

     HCP Capital Fund, L.P. also holds:

    . 1,691 shares of class C common stock, representing 0.60% of the outstanding class C common stock,

    . 12,212 shares of class D common stock, representing 1.43% of the outstanding class D common stock, and

    . 3,018.35 shares of series C preferred stock, representing 1.43% of the outstanding series C preferred stock.

     Hoak Communications Partners, L.P. also holds:

    . 18,494 shares of class C common stock, representing 6.52% of the outstanding class C common stock,

    . 133,510 shares of class D common stock, representing 15.68% of the outstanding class D common stock, and

    . 33,009.47 shares of series C preferred stock, representing 15.67% of the outstanding series C preferred stock.

     The shares held by HCP Capital Fund, L.P. and Hoak Communications Partners, L.P. may also be deemed to be beneficially held by Mr. Hoak, Principal and Chairman of the manager of these stockholders, stockholder of the manager and General Partner of Hoak Communications Partners, L.P. and limited partner and stockholder of the General Partner of HCP Capital Fund, L.P. The address of Mr. Hoak, Hoak Communications Partners, L.P. and HCP Capital Fund, L.P. is c/o Hoak Capital Corporation, One Galleria Tower, 13355 Noel Road, Suite 1050, Dallas, TX 75240.

(6) 9,100,865 consists of:

    . 6,255,861 shares of class A voting common stock held by J.H. Whitney
      III, L.P.,

    . 150,744 shares of class A voting common stock held by Whitney
      Strategic Partners III, L.P., and

    . 2,694,260 shares of class A voting common stock held by Whitney
      Equity Partners, L.P.

     J.H. Whitney III, L.P. also holds:

    . 11,498 shares of class C common stock, representing 4.05% of the outstanding class C common stock,

    . 83,004 shares of class D common stock, representing 9.75% of the outstanding class D common stock, and

    . 20,521.26 shares of series C preferred stock, representing 9.74% of the outstanding series C preferred stock.

     Whitney Strategic Partners III, L.P. also holds:

    . 279 shares of class C common stock, representing 0.10% of the outstanding class C common stock,

    . 2,003 shares of class D common stock, representing 0.24% of the outstanding class D common stock, and

    . 494.50 shares of series C preferred stock, representing 0.23% of the outstanding series C preferred stock.

     Whitney Equity Partners, L.P. also holds:

    . 5,046 shares of class C common stock, representing 1.78% of the outstanding class C common stock,

    . 36,432 shares of class D common stock, representing 4.28% of the outstanding class D common stock, and

    . 9,006.77 shares of series C preferred stock, representing 4.28% of the outstanding series C preferred stock.

     The address of J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., and Whitney Equity Partners, L.P. is c/o Whitney Equity Partners, L.P., 177 Broad Street, 15th Floor, Stamford, CT 06901.

(7) Consists of 9,039,798 shares of class A voting common stock held by Dresdner Kleinwort Benson Private Equity Partners L.P. ("Dresdner").

  Dresdner also holds 5,732.32 shares of class F common stock, representing 15.20% of the outstanding class F common stock.

     These shares may be deemed to be beneficially held by Mr. Coleman, a member of Dresdner, who disclaims beneficial ownership of these shares. The address of Dresdner and Mr. Coleman is c/o Dresdner Kleinwort Benson Private Equity Partners L.P., 75 Wall Street, 24th Floor, New York, NY 10005-2889.

(8) 7,862,300 consists of:

    . 912 shares of class A voting common stock owned by Mr. Shepherd, and

    . 7,861,388 shares of class A voting common stock owned by Triune PCS, LLC ("Triune PCS").

     Triune PCS also holds 4,941.88 shares of class F common stock, representing 13.10% of the outstanding class F common stock.

     An affiliate of Mr. Shepherd is the manager of Triune PCS. Mr. Shepherd, together with his spouse and his children's trust, indirectly holds a 43% economic interest in Triune PCS. The shares owned by Triune PCS may be deemed to be beneficially held by Mr. Shepherd, who disclaims beneficial ownership of these shares. The address of Mr. Shepherd and Triune PCS is c/o Triune PCS, LLC, 4770 Baseline Road, Suite 380, Boulder, CO 80303.

(9) 6,077,998 consists of:

    . 2,131,577 shares of class A voting common stock held by Mr. Mounger,

    . 2,736 shares of class A voting common stock held by Mr. Mounger's children's trust,

    . 713,800 shares of class A voting common stock held by Trillium PCS, LLC ("Trillium PCS"),

    . 1,203,363 shares of class A voting common stock held by M3 L.L.C.
      ("M3"),

    . 1,826,522 shares of class A voting common stock held by Digital PCS, LLC ("Digital"), and

    . 200,000 shares of class A voting common stock held by Telos
      Foundation, Inc.

     Trillium PCS also holds 409.45 shares of class F common stock, representing 1.09% of the outstanding class F common stock.

     M3 also holds 719.89 shares of class F common stock, representing 1.91% of the outstanding class F common stock.

     Digital also holds 2,332.55 shares of series C preferred stock, representing 1.11% of the outstanding series C preferred stock.

     Mr. Mounger also holds 5,245.70 shares of class E common stock, representing 100% of the outstanding class E common stock.

     The shares owned by Trillium, M3, Digital and Telos Foundation, Inc. may be deemed to be beneficially held by Mr. Mounger, the managing member of Trillium and M3 and stockholder and President of MSM, Inc., which is the manager of Digital, and the founder of Telos Foundation, Inc. The address of Trillium, M3, Digital, Telos Foundation, Inc., and Mr. Mounger is c/o Tritel, Inc., 111 East Capitol Street, Suite 500, Jackson, MS 39201.

(10) 4,749,654 consists of:

    . 4,257,590 shares of class A voting common stock held by Mr. Vento, and

    . 492,064 shares of class A voting common stock held by TeleCorp
      Investment Corp. II, L.L.C.

     TeleCorp Investment Corp. II, L.L.C. also holds:

    . 11,366 shares of class D common stock, representing 1.33% of the outstanding class D common stock, and

    . 1,670.17 shares of series C preferred stock, representing 0.79% of the outstanding series C preferred stock.

     Mr. Vento also holds:

    . 105,444 shares of class C common stock, representing 37.15% of the outstanding class C common stock,

    . 3,137 shares of class D common stock, representing 0.37% of the outstanding class D common stock,

    . 490.29 shares of series C preferred stock, representing 0.23% of the outstanding series C preferred stock, and

    . 11,728.46 shares of series E preferred stock, representing 16.08% of the outstanding series E preferred stock.

     The shares owned by TeleCorp Investment Corp. II, L.L.C. may also be deemed to be beneficially held by Mr. Vento, a manager and member of TeleCorp Investment Corp. II, L.L.C., who disclaims beneficial ownership of these shares. The address of TeleCorp Investment Corp. II, L.L.C. and Mr. Vento is c/o TeleCorp PCS, Inc., 1010 North Glebe Road, Suite 800, Arlington, VA 22201.

(11) 4,158,099 consists of:

    . 2,131,577 shares of class A voting common stock held by Mr. Martin,

    . 1,826,522 shares of class A voting common stock held by Digital and

    . 200,000 shares of class A voting common stock held by the Martin
      Family Charitable Foundation.

     Digital also holds 2,332.55 shares of series C preferred stock, representing 1.11% of the outstanding series C preferred stock.

     The shares owned by Digital and the Martin Family Charitable Foundation may be deemed to be beneficially held by Mr. Martin, stockholder and Vice President of MSM, Inc., which is the manager of Digital, and founder of the Martin Family Charitable Foundation. The address of the Martin Family Charitable Foundation and Mr. Martin is 222 Ridge Drive, Jackson, MS 39211. The address of Digital is c/o Tritel Inc., 111 East Capitol Street, Suite 500, Jackson, MS 39201.

(12) 3,394,229 consists of:

    . 2,899,965 shares of class A voting common stock held by Mr. Sullivan,

    . 492,064 shares of class A voting common stock held by TeleCorp
      Investment Corp. II, L.L.C., and

    . 2,200 shares of class A voting common stock held by Mr. Sullivan's spouse.

     TeleCorp Investment Corp. II, L.L.C. also holds:

    . 11,366 shares of class D common stock, representing 1.33% of the outstanding class D common stock, and

    . 1,670.17 shares of series C preferred stock, representing 0.79% of the outstanding series C preferred stock.

     Mr. Sullivan also holds:

    . 65,373 shares of class C common stock, representing 23.03% of the outstanding class C common stock,

    . 699 shares of class D common stock, representing 0.08% of the outstanding class D common stock,

    . 108.95 shares of series C preferred stock, representing 0.05% of the outstanding series C preferred stock, and

    . 7,290.67 shares of series E preferred stock, representing 28.64% of the outstanding series E preferred stock.

     The shares owned by TeleCorp Investment Corp. II, L.L.C. and Mr. Sullivan's spouse may be deemed to be beneficially held by Mr. Sullivan, a manager and member of TeleCorp Investment Corp. II, L.L.C., who disclaims beneficial ownership of these shares. The address of TeleCorp Investment Corp. II, L.L.C. and Mr. Sullivan is c/o TeleCorp PCS, Inc., 1010 North Glebe Road, Suite 800, Arlington, VA 22201.

(13) 600,923 consists of:

    . options to purchase up to 11,400 shares of class A voting common stock, and

    . 589,523 shares owned by J.G. Funding, LLC ("J.G. Funding").

     J.G. Funding also holds 373.83 shares of class F common stock, representing 0.99% of the outstanding class F common stock.

     Mr. Jones, as manager of Chrysalis Ventures, LLC, the manager of J.G. Funding, may be deemed to beneficially own the shares of class A voting common stock held by J.G. Funding. Mr. Jones disclaims beneficial ownership of the shares held by J.G. Funding. The address of Mr. Jones and J.G. Funding is c/o Chrysalis Ventures, LLC, 101 South 5th Street, Suite 1650, Louisville, KY 40202.

(14) 532,664 consists of:

    . 492,064 shares of class A voting common stock held by TeleCorp
      Investment Corp. II, LLC, of which Cedar Grove Partners, LLC owns
      4.49%, and

    . options to purchase up to 40,600 additional shares of class A voting common stock.

     TeleCorp Investment Corp. II, L.L.C. also holds:

    . 11,366 shares of class D common stock, representing 1.33% of the outstanding class D common stock and

    . 1,670.17 shares of series C preferred stock, representing 0.79% of the outstanding series C preferred stock.

     The shares owned by TeleCorp Investment Corp. II, L.L.C. may be deemed to be beneficially held by Mr. Anderson. The address of Mr. Anderson is c/o Cedar Grove Investments, 2415 Carillon Point, Kirkland, WA 98033. The address of TeleCorp Investment Corp. II, L.L.C. is c/o TeleCorp PCS, Inc., 1010 North Glebe Road, Suite 800, Arlington, VA 22201.

(15) 1,602,879 consists of 1,601,279 shares of class A voting common stock held by Ms. Dobson and 1,600 shares of class A voting common stock held by Ms. Dobson's spouse. Ms. Dobson also holds 3,120.03 shares of Series E preferred stock representing 12.26% of the outstanding series E preferred stock.

(16) 122,447,484 includes 163,517 shares of class A voting common stock and options to purchase up to 772 shares of class A voting common stock beneficially owned by one of our executive officers. Also includes the shares of class A voting common stock identified in Footnotes 1, 3, 4, 5, 7, 8, 9, 10, 12, 13, 14 and 15.

(17) Mr. Vento, Mr. Sullivan and Mr. Mounger are required to vote their shares of voting preference common stock together on all matters.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our Directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of holdings and transactions in our stock with the SEC. Based solely on our review of the copies of such forms received or written representations from certain reporting persons, we believe that, during fiscal 2000, our officers, Directors and ten percent stockholders complied with all
Section 16(a) filing requirements applicable to such individuals.

                             AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors (the "Committee") is composed of three independent Directors and operates under a written charter adopted by the Board of Directors. Management is responsible for the Company's internal controls, financial reporting and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes. In this context, the Committee has met and held discussions with management and the Company's independent accountants, PricewaterhouseCoopers, LLP and KPMG LLP.

   Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with PricewaterhouseCoopers, LLP and KPMG LLP those firms' independence.

   Based upon the Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors file the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 with the Securities and Exchange Commission. The Committee also recommended to the Board of Directors, subject to stockholder ratification, the selection of PricewaterhouseCoopers, LLP, as the Company's independent accountants for the 2001 audit.

   This report submitted by the Audit Committee, composed of:

                                          James M. Hoak, Jr. (Chairman)
                                          Scott I. Anderson
                                          Alexander P. Coleman

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   With respect to all of the relationships and transactions described in this section, the terms of the agreements or arrangements were no more favorable to the parties than they could have obtained from third parties in agreements negotiated at arm's length.

Stockholders' Agreement

   General. As of November 13, 2000, we and certain of our shareholders entered into a stockholders' agreement by and among us, TeleCorp Wireless' initial investors and certain of Tritel's initial investors (including affiliates of each of our greater than 5% stockholders), William M. Mounger, II, our Chairman of the Board, E.B. Martin, Jr., our former Vice Chairman of the Board, Gerald
T. Vento, our Chief Executive Officer, and Thomas H. Sullivan, our Executive Vice President and Chief Financial Officer (the "Stockholders' Agreement"). See "Securities Ownership of Certain Beneficial Owners and Management". The Stockholders' Agreement sets guidelines for our management and operations and restricts the sale, transfer or other disposition of shares of our capital stock held by the parties to the Stockholders' Agreement.

   Board of Directors. The Stockholders' Agreement provides that any action of our Board of Directors be approved by the affirmative vote of a majority of our entire Board of Directors, except in circumstances where voting by particular classes of Directors is required. The Stockholders' Agreement also provides that our Board of Directors will consist of thirteen Directors.

   The parties to the Stockholders' Agreement have agreed to vote all of their shares of our stock to cause the election of the following thirteen individuals to our Board of Directors:

  . Mr. Vento and Mr. Sullivan, so long as each remains an officer and the Management Agreement between us and TeleCorp Management Corp. remains in effect;

  . subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock beneficially owned by TeleCorp Wireless's initial investors, other than AT&T Wireless (the "TeleCorp Wireless Initial Investors");

  . subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock beneficially owned by Tritel's initial investors other than AT&T Wireless (the "Tritel Initial Investors");

  . two individuals selected by AT&T Wireless in its capacity as the holder of our series A convertible preferred stock and series B convertible preferred stock so long as AT&T has the right to elect each such director in accordance with our amended and restated certificate of incorporation (the "Certificate of Incorporation"); and

  . five individuals designated by the holders of our voting preference common stock, which include:

    . one individual who must be reasonably acceptable to AT&T Wireless;

    . Mr. Mounger, so long as he remains an officer and employee of ours, or one individual who must be reasonably acceptable to Mr. Mounger; and

    . three individuals who must be reasonably acceptable to holders of a majority in interest of our class A voting common stock beneficially owned by AT&T Wireless on the one hand, and the TeleCorp Wireless Initial Investors and the Tritel Initial Investors (collectively, the "Cash Equity Investors"), on the other hand, so long as the Cash Equity Investors remain entitled to designate at least two Directors, or, if they are not entitled, then by the remaining Directors on the Board of Directors.

   In the event that Mr. Mounger ceases to be an officer or employee of ours and either the number of shares of common stock beneficially owned by Messrs. Mounger and Martin falls below seventy percent of the number of shares of our common stock beneficially owned by them on the date of closing of the Merger, or two years elapse from the date of the closing of the Merger, Mr. Mounger will resign or be removed from the Board of Directors. In the event that Mr. Mounger no longer remains on the Board of Directors, the number of Directors designated by the holders of the voting preference common stock who require approval by Mr. Mounger will be reduced to zero, and the number of Directors designated by the holders of the voting preference common stock and acceptable to holders of a majority in interest of class A voting common stock beneficially owned by AT&T Wireless on one hand and the Cash Equity Investors on the other hand will be increased to four.

   In the event that Mr. Vento or Mr. Sullivan shall cease to be an officer of ours, or the management agreement between us and TeleCorp Management Corp. ceases to be in full force and effect, Mr. Vento or Mr. Sullivan, as applicable, will resign or be removed from our Board of Directors, and the holders of our voting preference common stock will select a replacement or replacements who must be acceptable to a majority in interest of the Cash Equity Investors and AT&T Wireless, in each case in their sole discretion. In the event that AT&T Wireless ceases to be entitled to designate Directors to our Board of Directors, the Director or Directors elected by AT&T Wireless will resign or be removed from our Board of Directors and the remaining Directors will take action so that the number of Directors constituting the entire Board of Directors will be reduced accordingly.

   In the event that any TeleCorp Wireless Initial Investor or Tritel Initial Investor that has an unfunded commitment owed to us shall fail to pay any portion of such commitment to us when due, and such failure is not cured within 35 days, then, until the failure is cured, any member of the Board of Directors designated by or affiliated with such investor shall resign, and the persons who designated such Director shall select a replacement or replacements who must be acceptable to AT&T Wireless in its sole discretion.

   The number of Directors that the Cash Equity Investors will be permitted to designate will be reduced when the number of shares of our common stock beneficially owned by the Cash Equity Investors on a fully diluted basis falls below:

  . 85% of the number of shares of common stock beneficially owned by them as of the date of closing of the Merger;

  . 70% of the number of shares of common stock beneficially owned by them as of the date of the closing of the Merger;

  . 60% of the number of shares of common stock beneficially owned by them as of the date of the closing of the Merger; and

  . 50% of the number of shares of common stock beneficially owned by them as of the date of the closing of the Merger,

so that the Cash Equity Investors will be permitted to designate three, two, one and zero Directors, respectively; provided, however, that the reductions in the Board of Directors may not take place or may be delayed if certain Cash Equity Investors hold or maintain a specified percentage of common stock as set forth in the Stockholders' Agreement.

   In each instance in which the number of Directors the Cash Equity Investors are entitled to designate is reduced, the Director designated by the Cash Equity Investors beneficially owning the smallest percentage of shares of common stock then owned by any of the Cash Equity Investors whose designees then remain as Directors designated will resign or be removed from our Board of Directors, and the size of our Board of Directors will be reduced accordingly. In the event that either:

  . the number of our Directors that the Cash Equity Investors are entitled to designate falls below two; or

  . both of the Cash Equity Investors who are entitled to designate the last two Directors that the Cash Equity Investors may designate cease to beneficially own at least 75% of the number of shares of common stock beneficially owned by them as of the date of the closing of the Merger, the Cash Equity Investors will no longer be entitled to approve any designation of our Directors nor approve any Director that replaces Messrs. Vento or Sullivan on the Board of Directors.

   Exclusivity. The parties to the Stockholders' Agreement have agreed that, during the term of the Stockholders' Agreement, neither they nor any of their respective affiliates will provide or resell, or act as the agent for any person offering, within the areas covered by our licenses, wireless communications services initiated or terminated using time division multiple access, which is the technology standard of our network ("TDMA"), and portions of the airwaves licensed by the Federal Communications Commission (the "FCC"), except that AT&T Wireless and its affiliates may:

  . resell or act as agent for us in connection with mobile wireless communications services;

  . provide or resell wireless communications services only to or from specific locations, provided that any equipment sold in connection with the service must be capable of providing our wireless communications services; and

  . resell mobile wireless communications services from another person in any area where we have not placed a system into commercial service.

   Additionally, with respect to some markets identified in the intercarrier roamer services agreements with AT&T Wireless described below under "TeleCorp Wireless Agreements with AT&T" and "Tritel Agreements with AT&T", we and AT&T Wireless have each agreed to cause our respective affiliates in their home carrier capacities to:

  . program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred provider in these markets; and

  . refrain from inducing any of its customers to change such programming.

   AT&T Wireless has retained some PCS licenses within the areas covered by our licenses for which we have a right of negotiation in the event of a proposed transfer.

   If we materially breach any of our obligations, AT&T Wireless may terminate our exclusivity obligations under the Stockholders' Agreement and may terminate our rights to the AT&T brand and logo under the license agreement if a default continues after the applicable cure periods lapse. These material breaches include, if:

  . we fail to meet our minimum build-out requirements for our systems as set forth in the Stockholders' Agreement;

  . AT&T Wireless and its affiliates decide to adopt a new technology standard other than TDMA in a majority of its markets, and we decline to adopt the new technology;

  . each portion of our network does not, within one year after being placed into service, meet or exceed technical standards that AT&T Wireless has developed regarding voice quality and performance of network and call completion equipment. Each portion of our network must, within one year after being placed into service, perform on a level, as measured by these standards, that meets or exceeds the levels achieved by the average of all comparable wireless communications networks owned and operated by AT&T Wireless;

  . we fail to satisfy specific performance requirement percentages that our entire network, measured as a single system, must meet, including percentage of calls completed, percentage of established calls dropped, percentages of calls not successfully transferred from one network equipment site to another as a handset moves, or fail to satisfy technical standards regarding the functioning of network and call connection equipment; or

  . we fail to meet specified customer care, reception quality and network reliability standards.

   The exclusivity provisions in the Stockholders' Agreement also do not apply to AT&T Wireless or its affiliates with respect to certain rural portions of Kentucky.

   Construction. The Stockholders' Agreement requires us to construct a PCS system in the areas covered by our licenses according to a minimum build-out plan set forth in the agreement and approved by AT&T Wireless.

   Disqualifying Transaction. If AT&T Corp. ("AT&T") (or any of its affiliates) and an entity that:

  . derives annual revenues from communications businesses in excess of $5 billion;

  . derives less than one-third of its aggregate revenues from wireless communications; and

  . owns FCC licenses to offer, and does offer, mobile wireless communications services serving more than 25% of the residents, as determined by Paul Kagan Associates, Inc., within the areas covered by our licenses, merge, consolidate, acquire or dispose of assets to each other, or otherwise combine (each a "Disqualifying Transaction"), then AT&T Wireless, upon written notice to us, may terminate its exclusivity obligations where the territory covered by our licenses overlaps with commercial mobile radio service licenses of the business combination partner. Upon such termination, we have the right to cause AT&T Wireless or any transferee that acquired any shares of our series A convertible preferred stock, series B convertible preferred stock, series D preferred stock, series F convertible preferred stock or series G convertible preferred stock then owned by AT&T Wireless, and any shares of our common stock into which any of these shares are converted, to exchange all, or a proportionate share based on overlapping service areas after such Disqualifying Transaction, of their shares into shares of series H and series I preferred stock. If we decide to convert such shares into shares of series H and I preferred stock, AT&T Wireless may terminate its exclusivity obligations in all of our markets.

   Once so converted, we may redeem the shares of series H and I preferred stock at any time in accordance with our Certificate of Incorporation.

   Under some circumstances, if AT&T Wireless proposes to sell, transfer or assign to any person that is not an affiliate of AT&T Wireless, any PCS system owned and operated by AT&T Wireless and its affiliates in any of the St. Louis, Missouri, Louisville, Kentucky, or Atlanta, Georgia basic trading areas, then AT&T Wireless must provide us with the opportunity to offer our network in such areas for sale jointly with AT&T Wireless for a 90-day period.

   Acquisition of Licenses. We may acquire any PCS licenses within our territory. Additionally, the Stockholders' Agreement provides that we may acquire any cellular license and any non-commercial mobile radio service ("CMRS") license that our Board of Directors has determined is a demonstrably superior alternative to constructing a PCS system within the corresponding areas covered by our licenses, if:

  . a majority of the population covered by the license is within the areas covered by our licenses;

  . AT&T Wireless and its affiliates do not own CMRS licenses in the area covered by the license; and

  . our ownership of the license will not cause AT&T Wireless or any affiliate to be in breach of any law or contract.

   Vendor Discounts; Roaming Agreements. AT&T Wireless has agreed in the Stockholders' Agreement that, if we so request, and if such request shall not result in any adverse impact to AT&T Wireless, it will use all commercially reasonable efforts:

  . to assist us in obtaining discounts from any AT&T Wireless vendor with whom we are negotiating for the purchase of any infrastructure equipment or billing services; and

  . to enable us to become a party to the roaming agreements between AT&T
    Wireless and its affiliates and operators of other cellular and PCS systems.

   Resale Agreements. We, upon the request of AT&T Wireless, will enter into resale agreements relating to the areas covered by our licenses under which AT&T Wireless or its designee may resell our services. The rates, terms and conditions of service that we provide are to be at least as favorable, and to the extent permitted by applicable law, more favorable, to AT&T Wireless, taken as a whole, as the rates, terms and conditions that we provide to other customers.

   Subsidiaries. The Stockholders' Agreement provides that all of our subsidiaries must be direct or indirect wholly owned subsidiaries. The Stockholders' Agreement also provides that with respect to such subsidiaries, we may not sell or dispose of a substantial portion of the assets or any of the capital stock of any of such subsidiaries except in connection with a pledge to secure indebtedness.

   Restrictions on Transfer. The Stockholders' Agreement restricts the sale, transfer or other disposition of our capital stock, such as by giving rights of first offer and tag along rights.

   If one of our stockholders who is a party to the Stockholders' Agreement desires to transfer any or all of its shares of preferred or common stock, other than voting preference common stock and class C common stock, the selling stockholder must first give written notice to us and:

  . if the selling stockholder is one of the Cash Equity Investors or any other stockholder who is a party to the Stockholders' Agreement, to AT&T Wireless; and

  . if the selling stockholder is AT&T Wireless, to every Cash Equity
    Investor.

   The stockholders who receive notice from the selling stockholder may acquire all, but not less than all, of the shares offered to be sold at the price offered by the selling stockholder. If none of the stockholders opt to purchase the shares of the selling stockholder, the selling stockholder can sell its shares to any other person on the same terms and conditions as originally offered to the stockholders. The right of first offer does not apply to our repurchase of any shares of our class A voting common stock or class E preferred stock from one of our employees in connection with the termination of the employee's employment with us.

   A stockholder subject to the Stockholders' Agreement may not transfer 25% (on a fully diluted basis as calculated under the Stockholders' Agreement) or more of any of the shares of our capital stock, whether alone or with other stockholders or whether in one transaction or a series of transactions, unless the proposed transfer includes an offer to AT&T Wireless, the Cash Equity Investors and Mr. Vento and Mr. Sullivan to join in the transfer in accordance with the procedures included in the Stockholders' Agreement regarding the inclusion of other stockholders in the proposed transfer.

   Registration Rights. Stockholders who are subject to the Stockholders' Agreement also have certain demand and piggyback registration rights. In some circumstances, our stockholders may demand that we register some or all of their securities with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Also, if we propose to register any shares of our class A voting common stock or securities convertible into or exchangeable for class A voting common stock with the SEC under the Securities Act, we must notify the stockholders who are party to our Stockholders' Agreement of our intention to do so, and such stockholders may include in the registration their shares of class A voting common stock or securities convertible into or exchangeable for class A voting common stock, subject to certain cutback provisions based on limitations on the number of shares which may be offered as determined by the underwriters in the offering.

   Amendments. In addition to the approval of our senior lenders required under agreements with such lenders, the terms of the Stockholders' Agreement may be amended only if agreed to in writing by us and the beneficial holders of a majority of the class A voting common stock party to the Stockholders' Agreement, including AT&T Wireless, 66 2/3% of the class A voting common stock beneficially owned by the Cash Equity Investors, and 66 2/3% of the class A voting common stock beneficially owned by Mr. Vento and Mr. Sullivan.

   Termination. The Stockholders' Agreement will terminate upon the earliest to occur of:

  . the receipt of the written consent of each party;

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

  . July 17, 2009; and

  . the date on which a single stockholder beneficially owns all of the outstanding shares of class A voting common stock.

Management Agreement

   See description above under "Compensation of Executive Officers--Management Agreement."

Agreements with AT&T

   Each of TeleCorp Wireless and Tritel individually, and we as the combined company, have entered into a number of agreements with AT&T Wireless and AT&T Wireless Services, as described below. AT&T Wireless holds more than 10% of our class A voting common stock. Three of our Directors, Michael Benson, Ann K. Hall and William W. Hague, are officers of AT&T Wireless Services. See "Election of Directors" and "Securities Ownership of Certain Beneficial Owners and Management."

   On November 13, 2000, Tritel was acquired by TeleCorp Wireless through the mergers of each of Tritel and TeleCorp Wireless with two of our newly formed subsidiaries. In accordance with the terms of the Merger Agreement, all of the capital stock of TeleCorp Wireless and Tritel was converted into the right to receive our capital stock. As a result of the Merger, we are controlled by the former holders of the voting preference common stock of TeleCorp Wireless, namely, Gerald T. Vento and Thomas H. Sullivan. In connection with the acquisition, AT&T Wireless Services also agreed to make certain cash and other contributions to us in exchange for 9,272,740 shares of our class A voting common stock issued to AT&T Wireless, thereby increasing AT&T Wireless' ownership interest of our class A voting common stock from approximately 18% to 23%. This transaction was completed immediately after our acquisition of Tritel.

   On November 13, 2000, TeleCorp Wireless exchanged its Boston operating segment, which included PCS licenses in several New England markets, for certain wireless properties or rights to designate a qualified assignee for additional wireless properties of AT&T Wireless in the Milwaukee, Wisconsin and Des Moines, Iowa markets, and a cash payment of approximately $80 million.

 Merger Related Agreements with AT&T

   Contribution. Simultaneously with the closing of the Merger, AT&T Wireless Services contributed to us rights, pursuant to separate asset purchase and merger agreements, to designate a qualified assignee for wireless licenses in Milwaukee and Madison, Wisconsin and Des Moines and Davenport, Iowa. Additionally, the network membership license agreements between our subsidiaries and AT&T (described below under "TeleCorp Wireless Agreements with AT&T--Network Membership License Agreement" and "Tritel Agreements with AT&T-- Network Membership License Agreement") were amended to extend the initial five-year brand sharing for an additional two years from the closing of the Merger and extend the rights of our subsidiaries to all people covered by licenses owned by us. AT&T Wireless Services also contributed approximately $20 million in cash to us. In consideration for AT&T Wireless Services' contribution of licenses, assignment of rights and contribution of cash, AT&T Wireless Services received 9,272,740 shares of our class A voting common stock.

   Exchange. Simultaneously with the closing of the Merger, TeleCorp Wireless and AT&T Wireless closed the Asset Exchange Agreement dated as of February 28, 2000 (the "Exchange Agreement") to exchange certain wireless assets to extend their respective service areas (the "Exchange Transactions").

   Side Letter to Merger and Exchange Agreements. TeleCorp Wireless, AT&T Wireless Services and AT&T Wireless entered into a side letter at the time the Merger Agreement was entered into, providing for additional agreements among the parties as set forth below:

   . Additional Markets. Effective upon the closing of the Exchange Transactions, TeleCorp Wireless, AT&T Wireless Services and AT&T Wireless have agreed to the following:

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

     Des Moines-Quad Cities MTA. If TeleCorp Wireless or an affiliate acquires any PCS license in the Des Moines-Quad Cities, Iowa territory within two years of the closing of the Exchange Transactions (the "Additional License"), the area encompassed by the Additional License, which covers approximately 0.6 million people, will be included in the licensed territory under the TeleCorp Network Membership License Agreement (as defined under "TeleCorp Wireless Agreements with AT&T--Network Membership License Agreement") and will be subject to the roaming agreement described in the Stockholders' Agreement, except that AT&T Wireless, AT&T Wireless Services and their affiliates will not be obligated under the Stockholders' Agreement to program subscriber equipment so that the PCS system operated by TeleCorp Wireless in the additional Iowa territory is the preferred provider for the subscribers of AT&T Wireless, AT&T Wireless Services and their affiliates. Subsequent to the date of the side letter, TeleCorp Wireless has entered into an agreement with Long Lines, Ltd. for the purchase of a 20 MHz C Block PCS license covering the Sioux City Base Trading Area ("BTA"), but not including Sioux, O'Brien, Plymouth and Ida counties in Iowa. It has also acquired from McLeodUSA Incorporated a 10 MHz D Block license in each of Cedar Rapids and Iowa City, Iowa. Additionally, TeleCorp Wireless has entered into a license acquisition agreement with Lewis and Clark Communications, L.L.C. for a 20 MHz C Block license in each of the Burlington, Ottumwa, Mason City, Marshalltown and Fort Dodge, Iowa BTAs. The territory covered by the PCS licenses that TeleCorp Wireless will acquire under these agreements will be included in the licensed territory under the TeleCorp Network Membership License Agreement.

     Airadigm. If any PCS license originally granted to Airadigm Communications, Inc. ("Airadigm") or an affiliate is auctioned by the FCC, AT&T Wireless, AT&T Wireless Services or an affiliate have agreed to enter into an agreement with a qualified entity chosen by AT&T Wireless and AT&T Wireless Services pursuant to which (1) AT&T Wireless and AT&T Wireless Services will fund one-third of the purchase price, up to a specified limit, of any auctioned license for which the qualified entity is the successful bidder, and TeleCorp Wireless has agreed to fund the remaining two-thirds, and (2) the qualified entity will, subject to applicable FCC requirements, promptly disaggregate each auctioned license, so that 10 MHz of each auctioned license will be retained by the qualified entity and 20 MHz of each auctioned license will be assigned or otherwise transferred to TeleCorp Wireless. AT&T Wireless and AT&T Wireless Services and TeleCorp Wireless have agreed to cooperate in obtaining any regulatory approvals required. Additionally, pursuant to a letter agreement entered into at the closing of the Merger, AT&T Wireless and TeleCorp Wireless agreed that (i) if the Airadigm licenses were sold to an entity other than TeleCorp Wireless or its subsidiaries, then in the event AT&T Wireless acquires a PCS license covering the La Crosse, Wisconsin BTA, the Stevens Point, Wisconsin BTA and/or the Cedar Rapids, Iowa BTA, on or before November 13, 2003, AT&T Wireless shall offer such license(s) to TeleCorp Wireless, and
  (ii) in the event that TeleCorp Wireless or its subsidiaries acquires a PCS license from Airadigm covering the Eau Claire, Wisconsin BTA, then AT&T Wireless (or its designee) shall purchase that license from TeleCorp Wireless on the same financial terms.

   . Right of First Refusal. TeleCorp Wireless, AT&T Wireless Services and AT&T Wireless have agreed that AT&T Wireless and AT&T Wireless Services will have a right of first refusal to purchase the ROFR assets, which refers collectively to: (1) the assets of AT&T under the Exchange Agreement; (2) all of the assets to be transferred under the terms of the Airadigm purchase agreement, as described in the Exchange Agreement; and (3) all of the assets formerly held by Indus, Inc. under the following circumstances:

     Asset Sale. If TeleCorp Wireless agrees to sell, assign, transfer or otherwise dispose of any or all of the ROFR assets to any person other than one of our subsidiaries, AT&T Wireless and AT&T Wireless Services have the right to purchase the ROFR assets at a price per person in a licensed coverage area equal to the price per person in a licensed coverage area agreed to be paid by the purchaser, subject to approval by the FCC or other governmental entities; or

     Transfer of Control. If we agree to a consolidation, merger or reorganization of us or TeleCorp Wireless with or into any person in which our stockholders will own less than 60% of the voting securities of the surviving entity, or any transaction in which over 40% of our voting power is transferred, or the sale, transfer or lease of all or substantially all of our assets, then AT&T Wireless and AT&T Wireless

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

  Services have the right to purchase the ROFR assets at a price per person in a licensed coverage area equal to the price per person in a licensed coverage area being paid for us as a whole in connection with the transfer of control.

     If a transfer of control occurs within 18 months after the closing of the Merger Agreement and either (1) the markets covered by the ROFR assets do not have at least negative 95 dB signal strength coverage over 50% of the people in these markets or (2) the number of active customers TeleCorp Wireless has in these markets is less than one percent of the people within the territory of the ROFR assets, then the price per person in a licensed coverage area will be reduced; however, the aggregate purchase price to be paid by AT&T Wireless and AT&T Wireless Services will be equal to at least $175 per person in a licensed coverage area plus the amount of any capital contributed and operating expenses paid by TeleCorp Wireless with respect to the ROFR assets.

     Transfers to Third Parties. If AT&T Wireless and AT&T Wireless Services do not elect to purchase all of the assets being offered, then we may sell all or any part of the assets being offered to one or more third party transferees at an aggregate purchase price in an amount that equals or exceeds the purchase price specified in the notice of proposed sale to AT&T Wireless and AT&T Wireless Services. If there is a transfer of control and AT&T Wireless and AT&T Wireless Services do not elect to purchase all of the ROFR assets owned by us, or if AT&T Wireless and AT&T Wireless Services fail to respond in writing to a notice of transfer of control in a timely manner, then we will be free to complete the transfer of control without regard to the right of first refusal unless the price per person in a licensed coverage area being paid for us is reduced by more than 5% from the price per person in a licensed coverage area contained in the notice of transfer of control.

     Termination. If any agreement giving rise to a transfer of control is terminated without a transfer of control taking place, AT&T Wireless and AT&T Wireless Services shall have no rights to acquire the assets being offered or the ROFR assets unless a new sale of assets or transfer of control is proposed.

   . New Areas Minimum Buildout Plan. TeleCorp Wireless has agreed that we should be obligated to build out new areas covered by licenses transferred to TeleCorp Wireless in the exchange or contribution transactions in accordance with a minimum buildout plan to be agreed upon by us, AT&T Wireless and AT&T Wireless Services. The minimum buildout plan will provide that within five years, specifying the year by year targets, the new areas will be built out to a level of 80% of the people in the Milwaukee BTA and 75% elsewhere, plus appropriate coverage of highways and interstates. Licensed areas are deemed built out if they have coverage of negative 95 dB signal strength.

TeleCorp Wireless Agreements with AT&T

   On January 23, 1998, TeleCorp Wireless and AT&T announced the formation of a venture under which TeleCorp Wireless is financing, constructing and operating a wireless communications network using the AT&T and SunCom brand names and logos together, giving equal emphasis to both. AT&T contributed licenses to TeleCorp Wireless in exchange for an equity interest in it. The venture provides the basis for an alliance between TeleCorp Wireless and AT&T to provide wireless communications services in particular markets. The terms of the venture and the alliance are described in a number of agreements, summaries of which are set forth below.

 Securities Purchase Agreement

   Under a securities purchase agreement, dated as of January 23, 1998, as amended, among TeleCorp Wireless, its initial investors, the former stockholders of TeleCorp Holding Corp., and Mr. Vento and Mr. Sullivan (the "TeleCorp Securities Purchase Agreement"), TeleCorp Wireless received PCS licenses from AT&T Wireless and TWR Cellular, Inc. in exchange for shares of TeleCorp Wireless's series A preferred stock, series D preferred stock and series F convertible preferred stock and $21.0 million in cash. Under the TeleCorp Securities Purchase Agreement, the TeleCorp Wireless Initial Investors agreed to contribute $128.0 million to

TeleCorp Wireless in exchange for shares of TeleCorp Wireless's series C preferred stock, class A voting common stock, class C common stock, and class D common stock. In addition, the TeleCorp Securities Purchase Agreement provides that, upon the closing by TeleCorp Wireless of an acquisition of PCS licenses covering populations of one million or more people, the TeleCorp Wireless Initial Investors will contribute an additional $5.0 million to TeleCorp Wireless in exchange for additional shares of TeleCorp Wireless's series C preferred stock and class A voting common stock. The condition to the additional contribution was satisfied by TeleCorp Wireless's purchase of licenses of Digital PCS, LLC ("Digital"). To date, approximately $95.4 million of the initial and additional contribution obligations have been paid and commitments for approximately $37.6 million remain outstanding.


   The obligations of such initial investors to make their remaining contributions are:

  . irrevocable and unconditional, and not subject to counterclaim, set-off, deduction or defense, or to abatement, suspension, deferment, diminution or reduction for any reason whatsoever; and

  . secured by a pledge of the shares of our capital stock issued to each such initial investor under the TeleCorp Securities Purchase Agreement.

   Under the TeleCorp Securities Purchase Agreement, Mr. Vento and Mr. Sullivan exchanged their shares of stock in TeleCorp Holding Corp. for shares of TeleCorp Wireless's series E preferred stock, class A voting common stock, class C common stock and class D common stock. Mr. Vento and Mr. Sullivan also each received 1,545 shares of TeleCorp Wireless's voting preference common stock in exchange for shares of stock of TeleCorp Wireless previously issued to them. The other former stockholders of TeleCorp Holding Corp. exchanged their shares of stock in TeleCorp Holding Corp. for shares of TeleCorp Wireless's series C preferred stock, class A voting common stock, class C common stock and class D common stock.

 Puerto Rico License

   In a series of transactions, TeleCorp Wireless acquired a license and related assets covering the San Juan major trading area from AT&T Wireless on May 25, 1999. The following transactions took place ultimately to effect the acquisition of the license and related assets from AT&T Wireless:

  . on May 24, 1999, TeleCorp Wireless sold to AT&T Wireless 30,750 shares of its series A convertible preferred stock, 10,250 shares of its series D preferred stock, and 3,090,000 shares of its series F convertible preferred stock for an aggregate amount of $40.0 million under a preferred stock purchase agreement;

  . on May 25, 1999, TeleCorp Wireless sold to the TeleCorp Wireless Initial
    Investors 39,997 shares of its series C preferred stock and 12,358,950 shares of its class A voting common stock in exchange for an aggregate amount of $40.0 million in cash under a stock purchase agreement, which will be funded over a three-year period;

  . on May 25, 1999, TeleCorp Wireless purchased the license for the San Juan major trading area and related assets, which included 27 constructed network equipment sites, call connection equipment and leases for additional network equipment sites, from AT&T Wireless for an aggregate amount of $96.5 million in cash under an asset purchase agreement; and

  . TeleCorp Wireless incurred $3.2 million for microwave relocation and $0.3 million for legal expenses in connection with this acquisition.

   Pursuant to these agreements, the TeleCorp Wireless Initial Investors committed to make certain additional equity contributions. To date, approximately $29.0 million of the contribution obligations have been paid and commitments for approximately $11.0 million remain outstanding, subject to the same payment obligations as contained in the TeleCorp Securities Purchase Agreement.

   In addition, Mr. Vento and Mr. Sullivan were issued fixed and variable awards of 4,063 and 1,633,899 restricted shares of TeleCorp Wireless' series E preferred stock and class A voting common stock, respectively, in exchange for their interest in Puerto Rico Acquisition Corporation. Puerto Rico Acquisition Corporation was an entity wholly-owned by Mr. Vento and Mr. Sullivan that was created for the special purpose of acquiring the license and related assets of the San Juan major trading area. The fixed awards vest over a five-year period.

   The shares of TeleCorp Wireless stock issued in connection with these transactions were converted at the effective time of the Merger into the right to receive comparable shares of our common and preferred stock. The variable awards vest based upon certain events taking place, including TeleCorp Wireless' reaching milestones in TeleCorp Wireless' minimum construction plan. The Stockholders' Agreement sets forth network development requirements for the Puerto Rico license. The San Juan major trading area covers a population of approximately 3.9 million people in Puerto Rico, as well as the U.S. Virgin Islands.

 Network Membership License Agreement

   Under a network membership license agreement dated as of July 17, 1998 between AT&T and TeleCorp Wireless, as amended (the "TeleCorp Network Membership License Agreement"), AT&T granted to TeleCorp Wireless a royalty-free, non-transferable, non-sublicensable, non-exclusive, limited license to use some of AT&T's licensed marks in TeleCorp Wireless' markets, including:

  . the logo containing the AT&T name and globe design and the general image or appearance of the marketing or the services performed under the licensed logo, including the AT&T colors, graphics and overall configurations; and

  . the expression "Member, AT&T Wireless Services Network."

   The licensed marks may only be used in connection with licensed activities. These licensed activities include:

  . providing to TeleCorp Wireless' customers and resellers of TeleCorp
    Wireless' wireless services, solely within the areas covered by TeleCorp Wireless' licenses, mobile wireless communications services; and

  . marketing and offering the licensed services within the areas covered by TeleCorp Wireless' licenses with limited advertising outside TeleCorp Wireless' licensed area to the extent necessary to reach end-users and potential end-users in the areas covered by the licenses.

   The TeleCorp Network Membership License Agreement also grants TeleCorp Wireless the right to use licensed marks on specified mobile phones distributed to TeleCorp Wireless' customers.

   Except in specified instances, AT&T has agreed not to grant to any other person a right to provide or resell, or act as agent for any person offering, mobile wireless communications services under the licensed marks in TeleCorp Wireless' licensed markets. AT&T retains all rights of ownership in the licensed marks, subject to its exclusivity obligations to TeleCorp Wireless, in both the areas covered by TeleCorp Wireless' licenses and all other areas.

   The TeleCorp Network Membership License Agreement restricts TeleCorp Wireless' use and modification of any of the licensed marks. Although TeleCorp Wireless may develop its own marks, TeleCorp Wireless may not use them together with the licensed marks without the prior approval of AT&T. The PCS system of TeleCorp Wireless must be of comparable quality to similar systems that AT&T operates. TeleCorp Wireless may take into account the relative stage of development of similar AT&T services and systems in the licensed areas, to determine what is comparable service. TeleCorp Wireless must also provide sufficiently high quality services to provide maximum enhancement to and protect licensed marks, such as attaining specified levels of network quality, audio quality, system performance and meeting customer care standards. The TeleCorp Network Membership License Agreement also defines specific testing procedures to determine compliance with these standards and affords TeleCorp Wireless with a grace period to cure any instances of noncompliance. Following the cure period, TeleCorp Wireless must stop using the licensed marks until it complies with the standards, or TeleCorp Wireless may be deemed to be in breach of the TeleCorp Network Membership License Agreement and may lose its rights to the licensed marks.

   TeleCorp Wireless may not assign, sublicense or transfer, by change of control or otherwise, any of its rights under the TeleCorp Network Membership License Agreement, except that the agreement may be, and has been, assigned to TeleCorp Wireless' lenders under TeleCorp Wireless' senior credit facilities. After the expiration of any applicable grace and cure periods under TeleCorp Wireless' senior credit facilities, the lenders may then enforce TeleCorp Wireless' rights under the TeleCorp Network Membership License Agreement and assign the TeleCorp Network Membership License Agreement to any person with AT&T's consent.

   The initial term of the TeleCorp Network Membership License Agreement was for a period of five years, which was extended until July 17, 2005 in conjunction with the Merger (the "Initial Term"). The Initial Term will be automatically renewed for an additional five-year period if each party gives written notice to the other party of the election to renew the license agreement and neither party gives notice of non-renewal.

   The TeleCorp Network Membership License Agreement may be terminated by AT&T at any time in the event of TeleCorp Wireless' significant breach and the exhaustion of any applicable cure periods, which include:

  . TeleCorp Wireless' misuse of any licensed marks;

  . TeleCorp Wireless' bankruptcy;

  . TeleCorp Wireless' licensing or assigning of any of its rights under the agreement, except as permitted by the terms of the agreement;

  . TeleCorp Wireless' loss of the FCC licenses acquired from AT&T;

  . TeleCorp Wireless' failure to maintain AT&T's quality standards in any material respect; or

  . TeleCorp Wireless' change of control, which is defined as a transaction
    (other than a transfer by AT&T) that results in any person other than TeleCorp Wireless' initial stockholders or TeleCorp Wireless' senior lenders acquiring beneficial ownership of more than 50% of TeleCorp Wireless' voting stock, or 33.3% of TeleCorp Wireless' voting stock if the person acquiring TeleCorp Wireless stock acquires more than TeleCorp Wireless' initial stockholders hold at that time. Also included is a transaction that results in any of the three largest telecommunications carriers, excluding AT&T and any wireless carrier using TDMA technology, any regional Bell operating company, or Microsoft Corporation acquiring more than 15% of TeleCorp Wireless' voting stock, excluding acquisitions through open market transactions, or a majority of TeleCorp Wireless' directors are removed in a proxy contest.

   TeleCorp Wireless' rights under the TeleCorp Network Membership License Agreement are also subject to the minimum construction plan set forth in the Stockholders' Agreement. After the initial term, AT&T may also terminate the TeleCorp Network Membership License Agreement upon the later of the consummation of a Disqualifying Transaction or the second anniversary of the date on which AT&T notifies TeleCorp Wireless that it has entered into a binding agreement to engage in a Disqualifying Transaction.

   Upon closing of the acquisition of certain licenses from Digital on April 20, 1999, the TeleCorp Network Membership License Agreement was automatically amended to include the Baton Rouge, Houma, Hammond and Lafayette, Louisiana BTAs under its scope. Upon closing of the acquisition of certain licenses in Puerto Rico on May 25, 1999, the TeleCorp Network Membership License Agreement was automatically amended to include the San Juan major trading area under its scope. Upon the closing of the acquisition of certain licenses from Wireless 2000, Inc., on June 2, 1999, the TeleCorp Network Membership License Agreement was automatically amended to include the Alexandria and Lake Charles, Louisiana BTAs and certain other counties under the Monroe, Louisiana BTA under its scope. Upon the closing of the Merger, the TeleCorp Network Membership License Agreement was formally amended to include all BTAs previously included, along with the major trading areas and BTAs received pursuant to the Merger and pursuant to the Exchange Transactions, and to provide that references within the TeleCorp Network Membership License Agreement to a stockholders'

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

agreement would be considered references to the Stockholders' Agreement executed in conjunction with the Merger and that the term of the TeleCorp Network Membership License Agreement would be until July 17, 2005.

 Intercarrier Roamer Service Agreement/Roaming Administration Service Agreement

   Intercarrier Roamer Service Agreement. TeleCorp Wireless entered into an intercarrier roamer service agreement dated as of July 17, 1998 with AT&T Wireless Services and several of its affiliates (the "Intercarrier Roamer Service Agreement"). That agreement was amended on November 13, 2000 as part of the closing of the Merger in order to update the identities of the affiliates of AT&T Wireless that are parties to the agreement and add service charges with respect to TeleCorp Wireless's new territories. TeleCorp Wireless has agreed with AT&T Wireless that each party, in its capacity as a serving provider, will provide services to each other's customers where it has a license or permit to operate a wireless communications system. Each home carrier whose customers receive service from a serving provider will pay to the serving provider all of the serving provider's charges for wireless service and all of the applicable charges.

   The Intercarrier Roamer Service Agreement, as amended, has an initial term of 20 years. Thereafter, the agreement will automatically be renewed on a year-to-year basis unless terminated by either party upon 90 days prior written notice given before the conclusion of the original or any subsequent term. After ten years, the agreement may be terminated by either party at any time upon 90 days prior written notice. The Intercarrier Roamer Service Agreement may be terminated immediately by either party upon written notice to the other of a default by the other party. A party will be in default under the Intercarrier Roamer Service Agreement upon any of the following:

  . a material breach of any material term of the Intercarrier Roamer Service
    Agreement by a party that continues for 30 days after receipt of written notice of the breach from the nonbreaching party;

  . voluntary liquidation or dissolution or the approval by the management or owners of a party of any plan or arrangement for the voluntary liquidation or dissolution of the party;

  . a final FCC order revoking or denying renewal of material commercial mobile radio service licenses granted to such party; or

  . bankruptcy or insolvency of a party.

   The Intercarrier Roamer Service Agreement may also be suspended by either party immediately upon written notice to the other party of the existence of a breach of the agreement, whether or not the breach constitutes a default, if the breach materially affects the service being provided to the customers of the non-breaching party. While the suspension is in effect, the parties will work together to resolve as quickly as possible the difficulty that caused the suspension. When the party who originally gave notice of suspension concludes that the problem causing the suspension has been resolved, that party will give to the other written notice to this effect, and the agreement will resume in full effect within five business days after the parties have mutually agreed that the problem has been resolved. Neither party may assign or transfer its rights and obligations under the Intercarrier Roamer Service Agreement without the written consent of the other party, except to an affiliate or an assignee of its license.

   Roaming Administration Service Agreement. Under the roaming administration service agreement dated as of July 17, 1998 between AT&T Wireless and TeleCorp Wireless, which was amended and updated in conjunction with the closing of the Merger (the "Roaming Administration Service Agreement"), AT&T Wireless has agreed to make available to TeleCorp Wireless the benefits of the intercarrier roaming services agreements it has entered into with other wireless carriers, subject to the consent of the other wireless carriers and to TeleCorp Wireless remaining a member in good standing of the North American Cellular Network, Inc.

   The Roaming Administration Service Agreement had an initial term of two years from the date of the agreement, which is automatically renewed on a year-to-year basis unless terminated by either party upon 90 days' prior written notice. Either party may terminate the Roaming Administration Service Agreement for any reason at any time upon 180 days' prior written notice. Either party may also terminate the Roaming Administration Service Agreement:

  . upon a material breach of the other party that is not cured or for which cure is not reasonably begun within 30 days after written notice of the claimed breach; or

  . immediately, after reasonable prior notice, if the other party's operations materially and unreasonably interfere with its operations and the interference is not eliminated within 10 days.

   AT&T Wireless can terminate the Roaming Administration Service Agreement if:

  . TeleCorp Wireless is no longer a member in good standing of the North
    American Cellular Network, Inc.; or

  . the agreement under which AT&T Wireless receives roaming administration services is terminated or expires; provided, however, that AT&T Wireless will offer to resume its services in the event that it extends or continues that agreement.

   Neither party may assign or transfer its rights and obligations under the Roaming Administration Service Agreement without the written consent of the other party, except to an affiliate or an assignee of its license, except that AT&T Wireless may subcontract its duties.

 Resale Agreement

   The Stockholders' Agreement provides that, from time to time, at AT&T Wireless' request, TeleCorp Wireless is required to enter into a resale agreement with AT&T Wireless or any of its affiliates or one other unrelated party designated by AT&T Wireless, subject to certain restrictions. The resale agreement would grant to AT&T Wireless or its designees the right to purchase from TeleCorp Wireless its wireless services on a non- exclusive basis within a designated area and resell access to, and use of, TeleCorp Wireless' services. AT&T Wireless must pay charges for any services that are resold, including usage, roaming, directory assistance and long distance charges, and taxes and tariffs. Any resale agreement would have an initial term of ten years that would be automatically renewed for successive one year periods. Following the initial term of the agreement, it could be terminated by either party upon 90 days prior written notice. In addition, AT&T Wireless would be able to terminate any resale agreement for any reason at any time upon 180 days prior written notice.

 Long Distance Agreement

   Under the long distance agreement dated as of December 21, 1998, as amended as of November 13, 2000, between AT&T Wireless and TeleCorp Wireless (the "TeleCorp Wireless Long Distance Agreement"), TeleCorp Wireless purchases interstate and intrastate long distance services from AT&T Wireless at preferred rates. TeleCorp Wireless then resells these long distance services to its customers. TeleCorp Wireless can only obtain these preferred rates if it continues its affiliation with AT&T Wireless. The TeleCorp Wireless Long Distance Agreement has a term of up to three years.

   The TeleCorp Wireless Long Distance Agreement requires that TeleCorp Wireless meet a minimum traffic volume during the term of the agreement, which is adjusted at least once each calendar year at a time specified by AT&T Wireless. The minimum traffic volume commitments may be adjusted more frequently upon mutual agreement by AT&T Wireless and TeleCorp Wireless. If TeleCorp Wireless fails to meet the volume commitments, it must pay to AT&T Wireless the difference between the expected fee based on the volume commitment and the fees based on actual volume.

   The long distance services TeleCorp Wireless purchases from AT&T Wireless may only be used in connection with:

  . TeleCorp Wireless' commercial mobile radio services;

  . calls that originate on TeleCorp Wireless' network; and

  . those commercial mobile radio services that share TeleCorp Wireless' call connection equipment.

 Asset Acquisition Agreement

   On November 13, 2000, TeleCorp Wireless entered into an agreement with AT&T Wireless Services pursuant to which AT&T Wireless Services has agreed to sell and we agreed to acquire, or to designate a qualified entity to receive, 5 MHz B Block licenses in Hardin, Jefferson and Orange counties, Texas and 15 MHz B Block licenses in Tyler, Jasper, Newton and Sabine counties, Texas. These licenses represent disaggregated portions of 20 MHz licenses to be acquired by AT&T Wireless Services from a third party. We have agreed to pay AT&T Wireless $125,150 for, and to assume any obligations and liabilities under, the licenses. This agreement is subject to several conditions including the receipt of FCC consent to the transactions.

Tritel Agreements with AT&T

 Securities Purchase Agreement

   On May 20, 1998, AT&T Wireless, TWR Cellular, Inc. ("TWR"), Tritel, the Tritel Initial Investors, certain members of management and others entered into a securities purchase agreement (the "Tritel Securities Purchase Agreement") which provided for the formation of the Tritel-AT&T Wireless joint venture and related equity investments.

   On January 7, 1999, the transactions contemplated by the Tritel Securities Purchase Agreement were closed and AT&T and Tritel entered into a network membership license agreement, roaming agreement, roaming administration service agreement, stockholders' agreement, long distance agreement and closing agreement, and agreed on a form of resale agreement, each as described below.

   Under the Tritel Securities Purchase Agreement: (1) AT&T Wireless and TWR assigned the AT&T licensed areas to Tritel in exchange for shares of Tritel's series A preferred stock and series D preferred stock; (2) Mercury PCS, LLC and Mercury PCS II, LLC assigned to Tritel their contributed licensed areas and certain other assets in exchange for shares of Tritel's series C preferred stock and the assumption of certain liabilities of Mercury PCS, LLC and Mercury PCS II, LLC, including the indebtedness owed to the U.S. Department of the Treasury for the PCS licenses contributed; and (3) the Tritel Initial Investors purchased shares of Tritel's series C preferred stock. These shares were converted into shares of our capital stock in the Merger.

   The AT&T contributed licensed areas are comprised of licenses providing for the right to use 20 MHz of authorized frequencies in certain geographic areas, which AT&T Wireless has partitioned and disaggregated from certain of its 30 MHz A and B Block PCS licenses.

   AT&T Wireless has reserved the right to use, and market and sell to others, any services on the 10 MHz of spectrum that it retained under the Tritel Securities Purchase Agreement, subject to the exclusivity provisions of the Stockholders' Agreement and the Tritel Network Membership License Agreement (described below).

   Except as specified in the Tritel Securities Purchase Agreement and the related agreements between AT&T and Tritel, none of AT&T Wireless, TWR nor any of their respective affiliates has any further obligation or commitment to acquire Tritel's debt or equity securities, provide or arrange for debt or equity financing for Tritel or provide services to or otherwise assist Tritel in connection with the conduct of Tritel's business. The Tritel Securities Purchase Agreement does not contain any restrictions on AT&T Wireless, TWR, or any of their respective affiliates, from competing, directly or indirectly, with Tritel.

 Network Membership License Agreement

   As part of Tritel's strategic alliance with AT&T Wireless, Tritel entered into a network membership license agreement with AT&T and its affiliates, including AT&T Wireless, dated January 7, 1999 (the "Tritel Network

Membership License Agreement"). Under the Tritel Network Membership License Agreement, Tritel has been granted a royalty-free, non-exclusive limited license to use the AT&T logo with the globe design, and the general image or appearance of the marketing or services performed under the licensed logo, including the AT&T colors, graphics and overall configurations, and the related trade dress and the expression "Member of the AT&T Wireless Network" and variations of the foregoing, in equal emphasis with Tritel's brands or marks, in Tritel's markets in the marketing of Tritel's mobile wireless telecommunications products and services. The license does not permit, however, the use of the AT&T licensed marks in connection with providing or reselling long distance or local service or any other product or service other than those covered by Tritel's PCS licenses. AT&T has retained the unimpaired right to use the AT&T licensed marks in Tritel's markets for marketing, offering or providing any products or services. AT&T will not grant to any other person providing mobile wireless telecommunications products or services in Tritel's markets a right or license to use the AT&T licensed marks, except to a person that is a reseller of Tritel's services, a person acting as Tritel's agent or a person that provides fixed wireless telecommunications services to or from specific locations, such as buildings or office complexes, so long as such services do not constitute mobile wireless telecommunications services in Tritel's markets. Tritel is not permitted to assign, sub-license or transfer any of Tritel's rights, obligations or benefits under the Tritel Network Membership License Agreement.

   In an effort to ensure that Tritel's service meets AT&T's high quality standards, Tritel has agreed to abide by certain quality standards set forth in the Tritel Network Membership License Agreement and to permit AT&T to conduct inspections of Tritel's facilities from time to time.

   The Tritel Network Membership License Agreement provided for an initial term of five years, which has been extended until July 17, 2005. The initial term of the agreement will be renewed for an additional five-year term if each party gives the other notice of intent to renew at least 90 days prior to the expiration of the initial term, and neither party gives notice of non-renewal.

   AT&T is permitted to terminate the Tritel Network Membership License Agreement if Tritel:

  . uses the AT&T licensed marks other than as provided in the agreement;

  . uses the AT&T licensed marks in connection with any marketing or provision of telecommunications services that fails to meet AT&T's quality standards in any material respect;

  . refuses or neglects a request by AT&T Wireless for access to Tritel's facilities or marketing materials for a period of more than five business days after the receipt of notice thereof;

  . experiences a change of control;

  . becomes bankrupt;

  . fails to maintain Tritel's rights to hold FCC licenses with respect to Tritel's markets representing 5% or more of the people in Tritel's licensed areas, unless the failure is the result of AT&T's actions or inactions;

  . licenses, assigns, transfers, disposes of or relinquishes any of the rights granted to Tritel in, and other than as permitted by, the Tritel Network Membership License Agreement;

  . fails to obtain permission from AT&T to use the AT&T licensed marks in sponsoring, endorsing or affiliating with any event, meeting, charitable endeavor or other undertaking that has a material adverse effect on AT&T or the AT&T licensed marks;

  . fails to maintain any and all confidential information furnished to Tritel in the strictest confidence; or

  . commits a substantial company breach as defined in the Stockholders'
    Agreement.

   After the initial term, AT&T may also terminate the Tritel Network Membership License Agreement in connection with a Disqualifying Transaction. Upon a termination of the Tritel Network Membership License Agreement, Tritel must cease using the AT&T licensed marks within 90 days.

   The Tritel Network Membership License Agreement will also terminate in the event that AT&T Wireless converts any of its shares of series A preferred stock into class A voting common stock on the later of (a) the initial term plus any renewal periods, or (b) two years from the date of such conversion. Upon the closing of the Merger, the Tritel Network Membership License Agreement was amended to update the BTAs covered by the agreement to reflect the post-Merger relationships, and to provide that references within the license agreement to a stockholders' agreement would be references to the Stockholders' Agreement entered into in connection with the Merger.

 Intercarrier Roamer Service Agreement

   Tritel and AT&T Wireless Services, along with their respective affiliates, have also entered into an intercarrier roamer service agreement, dated as of January 7, 1999 (the "Tritel Intercarrier Roamer Service Agreement"). That agreement was amended on November 13, 2000 as part of the closing of the Merger in order to update the identities of the affiliates of AT&T Wireless Services that are parties to the agreement. The agreement allows subscribers of each party to roam onto each other's wireless network when a subscriber travels into a geographic area that the other party services.

   The Tritel Intercarrier Roamer Service Agreement states that Tritel and AT&T Wireless Services will provide automatic call delivery to the other party's customers who roam into Tritel's geographic area. To facilitate this service, each party has agreed to continuously provide the necessary hardware, software and transmission facilities to support such call delivery, either directly or through a separate network of wireless communications carriers.

   The Tritel Intercarrier Roamer Service Agreement has an initial term of 20 years, subject to earlier termination, and thereafter will continue on a month-to-month basis until terminated with 90 days' written notice. The agreement may be terminated or suspended upon default by either party for:

  . material breach of any material term of the Tritel Intercarrier Roamer
    Service Agreement that continues unremedied for 30 days after receipt of written notice from the non-breaching party;

  . a voluntary liquidation or dissolution of either party or the approval thereof by either party;

  . a final order by the FCC revoking or denying renewal of a material PCS license or permit granted to either party; or

  . a bankruptcy or insolvency of either party.

   Either party may suspend certain aspects of its services if it determines that fraudulent or unauthorized use of the system has reached an unacceptable level of financial loss.

 Roaming Administration Service Agreement

   AT&T Wireless Services and Tritel have also entered into a roaming administration service agreement dated as of January 7, 1999 (the "Tritel Roaming Administration Service Agreement"). That agreement was amended as of November 13, 2000 as part of the closing of the Merger. The agreement allows Tritel to receive certain benefits under intercarrier roaming services agreements between AT&T Wireless Services and other specified wireless carriers, to permit subscribers of those other wireless carriers to use Tritel's facilities in accordance with the applicable intercarrier roaming services agreements and to make available to Tritel the roaming administration services of AT&T Wireless Services.

   The Tritel Roaming Administration Service Agreement has an initial term of two years, subject to earlier termination, and thereafter will renew automatically for successive terms of one year each, unless either party chooses not to renew upon 90 days' prior written notice. The Tritel Roaming Administration Service Agreement may be terminated for any of the following reasons:

  . material breach by either party which is not cured, or for which cure is not reasonably commenced, within 30 days of written notice;

  . immediately after reasonable prior notice, for any material and unreasonable interference with one party's operations by the operations of the other party for a period exceeding ten days;

  . by AT&T Wireless Services with respect to any intercarrier roaming services agreement or its interoperator agreement with EDS Personal Communications Corporation, in the event the applicable agreement expires or is terminated; provided, however, that AT&T Wireless Services will offer to resume its services in the event that it extends or continues such agreement;

  . by AT&T Wireless Services in the event that Tritel is no longer a member in good standing with the North American Cellular Network, Inc.; or

  . by either party for any reason upon 180 days' prior written notice.

   Upon termination of the Tritel Roaming Administration Service Agreement for any of the reasons set forth above, each party shall immediately, or upon final accounting, pay all amounts owing to the other parties thereunder, whether due or to become due.

   This agreement is non-assignable without the consent of the other party. However, AT&T Wireless Services may subcontract its duties to a third party.

 Long Distance Agreement


   AT&T Wireless and Tritel have entered into a long distance agreement as of January 7, 1999, which provides that Tritel will purchase interstate and intrastate long distance services from AT&T Wireless for a term of up to three years. These long distance services will be purchased at preferred rates, which are contingent upon Tritel's continuing affiliation with AT&T Wireless, and will be resold to Tritel's customers. Under the long distance agreement, Tritel must meet a yearly minimum traffic volume commitment which is to be negotiated with AT&T Wireless. If Tritel does not meet the minimum traffic volume commitment then Tritel must pay to AT&T Wireless an amount equal to the difference between AT&T's expected fee based on the minimum traffic volume commitment and its fee based on the actual traffic volume.

   The long distance services purchased from AT&T may only be used in connection with:

  . commercial mobile radio services of TeleCorp Wireless or Tritel;

  . calls that originate on the networks of TeleCorp Wireless or Tritel; and

  . those commercial mobile radio services that share the call connection equipment of TeleCorp Wireless or Tritel.

 Resale Agreement

   AT&T Wireless and Tritel have also agreed on the form of a resale agreement to be entered into from time to time, which permits AT&T Wireless, or any of its affiliates or one other unrelated party designated by AT&T Wireless, subject to certain restrictions within the territory covered by Tritel's licenses (each referred to as a "Reseller"), to purchase access to and usage of Tritel's wireless telecommunications services for resale to its subscribers. Tritel has agreed to provide service to the Reseller on a nonexclusive basis, and therefore will retain the right to market and sell its services to other customers in competition with AT&T Wireless. AT&T Wireless must pay charges for any services that are resold, including usage, roaming, directory assistance and long distance charges, and taxes and tariffs. Any resale agreement would have an initial term of ten years and would be automatically renewed for additional one-year terms, unless it is previously terminated. The Reseller has the right to terminate the resale agreement for any reason upon 180 days written notice. After the initial term, either party may terminate the agreement on 90 days written notice for any reason.

 Put and Call Agreement

   In connection with Tritel's acquisition of certain PCS licenses and equipment from ALLTEL, Tritel entered into a put and call agreement with AT&T Wireless Services on October 20, 2000. Under the put and call agreement, Tritel has the right to sell the two licenses acquired from ALLTEL to AT&T Wireless Services at any time during the 18 months following the closing of the ALLTEL acquisition for $50.0 million. Similarly, unless within 10 days of notice from AT&T Wireless Services of its intention to exercise its call right, Tritel renounces its put right, upon which the put and call agreement will terminate, AT&T Wireless Services has the right to purchase the two licenses from Tritel during the same 18 month period for $50.0 million. In the event of an acquisition of all our voting preference common stock by an AT&T Wireless Services competitor that is not approved by AT&T Wireless Services, Tritel's right to renounce this put right and negate the exercise of AT&T Wireless Services' call right will terminate. In addition, during the period between the signing of definitive documents to complete such an acquisition and the closing of such an acquisition, Tritel's right to negate the exercise of AT&T Wireless Services' call right and AT&T Wireless Services' call right will both be suspended. If such a change of control is not completed, all rights under the put and call agreement will be reinstated.

Other Transactions and Relationships

TeleCorp Wireless

   Relationship with American Towers. American Towers, Inc. ("American Towers") provides TeleCorp Wireless with network site leases for PCS deployment under a master site lease agreement. JP Morgan Partners, which beneficially owns more than 5% of our voting securities, has a noncontrolling interest in American Towers.

   Relationship with the Initial Purchasers of the TeleCorp Wireless Senior Subordinated Notes due 2009 and 2010. J.P. Morgan Chase & Co. (formerly known as Chase Securities, Inc.) was one of the initial purchasers of the outstanding 11 5/8% senior subordinated discount notes due 2009 and the 10 5/8% senior subordinated notes due 2010 issued by TeleCorp Wireless. J.P. Morgan Chase & Co. and its affiliates perform various investment banking and commercial banking services from time to time for us and our affiliates. J.P. Morgan Chase & Co. acted as lead manager for the offering of the TeleCorp Wireless 11 5/8% notes and was a joint manager for the offering of the TeleCorp Wireless 10 5/8% notes. The Chase Manhattan Bank, an affiliate of J.P. Morgan Chase & Co., is the agent bank and a lender under TeleCorp Wireless's senior credit facilities. Michael R. Hannon, a member of our Board of Directors, is a partner of JP Morgan Partners, an affiliate of J.P. Morgan Chase & Co. In addition, CB Capital Investors, L.P., an affiliate of JP Morgan Partners, is one of TeleCorp Wireless's initial investors and owns shares of our common and preferred stock.

   Relationship with Viper Wireless. On April 11, 2000, pursuant to FCC consent, TeleCorp Wireless acquired 15% of Viper Wireless, Inc. ("Viper Wireless") from Messrs. Vento and Sullivan in exchange for an aggregate of 323,372 shares of TeleCorp Wireless's class A voting common stock and 800 shares of TeleCorp Wireless's series E preferred stock through a merger of TeleCorp Holding Corp. and Viper Wireless. TeleCorp Holding Corp. already owned 85% of Viper Wireless.

   Relationship with TeleCorp LMDS. On April 7, 2000, pursuant to FCC consent, TeleCorp Wireless acquired TeleCorp LMDS, Inc. ("TeleCorp LMDS") through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of TeleCorp Wireless's class A voting common stock. TeleCorp LMDS's stockholders were Mr. Vento, Mr. Sullivan and three of TeleCorp Wireless's initial investors. By acquiring TeleCorp LMDS, TeleCorp Wireless gained licenses covering airwaves in Little Rock, Arkansas, Beaumont, Texas, Baton Rouge and New Orleans, Louisiana, San Juan and Mayaguez, Puerto Rico, and the U.S. Virgin Islands.

   Relationship with Black Label. Black Label Wireless, Inc. ("Black Label") is a corporation owned equally by Mr. Sullivan and Mr. Vento. In May 2000, Black Label entered into an agency agreement with

TeleCorp Acquisition Sub, L.L.C. ("Acquisition Sub"), one of our subsidiaries. Pursuant to that agreement, Black Label agreed to act as Acquisition Sub's agent for no compensation. In November 2000, following the Merger, pursuant to the terms of the agency agreement, Acquisition Sub assumed and paid certain obligations of Black Label, in the amount of approximately $65 million, in exchange for Black Label transferring substantially all of its assets to Acquisition Sub.

   Relationship with Texas Wireless Acquisition, L.L.C. On November 13, 2000, TeleCorp Holding Corp., Inc. ("TeleCorp Holding Corp.") agreed to sell to Texas Wireless Acquisition, L.L.C. ("Texas Wireless Acquisition") (i) 20 MHz C Block licenses in Hardin, Jefferson and Orange counties, Texas, (ii) 15 MHz C Block licenses in Tyler, Jasper, Newton and Sabine counties, Texas, and (iii) 5 MHz F Block licenses in Hardin, Jefferson and Orange counties, Texas. The aggregate purchase price for these licenses is $606,434 plus the assumption of debt, if any, owed to the FCC and related to the licenses. Under this agreement, TeleCorp Holding Corp. has the right to repurchase, or designate another qualified purchaser for, the licenses for an amount equal to the purchase price paid by Texas Wireless Acquisition for the licenses plus any payments made by Texas Wireless Acquisition to the FCC pursuant to the FCC debt. This agreement is subject to several conditions including the receipt of FCC consent to the transaction. Each of Thomas H. Sullivan and Gerald T. Vento owns a 50% interest in Texas Wireless Acquisition.

   Relationship with Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. We and our subsidiaries use the services of a law firm, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., whose affiliate, ML Strategies, LLC, pursuant to an agreement and for matters unrelated to us and our subsidiaries, utilized the services of Mr. Sullivan, our Executive Vice President and Chief Financial Officer, as a consultant, for a consulting fee. This agreement was terminated effective as of December 31, 2000.

Tritel

 Relationships with Digital, Airwave Communications and Panther Wireless

   Transfer of Licenses to Tritel. As part of Tritel's joint venture transactions with AT&T, Tritel acquired C-Block PCS licenses from Airwave Communications and E and F Block PCS licenses from Digital. The members of Digital are Messrs. Mounger, our Chairman of the Board, Jerry Sullivan, a former Tritel executive, and Martin, our former Vice Chairman of the Board. Airwave Communications owns a majority of the membership interest in Digital, while the remaining three members own the remaining interest. Airwave Communications transferred its C Block PCS licenses, comprising approximately
2.5 million people in Alabama, and $31.9 million of government financing, to Tritel in exchange for $14.4 million of Tritel's series C preferred stock. Digital transferred certain of its E and F Block licenses, comprising areas containing 4.1 million people in Alabama and Mississippi, and $9.5 million of government financing, to Tritel, in exchange for $3.8 million of Tritel's series C preferred stock. Of the 4.1 million people in the area transferred by Digital, 1.7 million overlap with those contributed by AT&T Wireless Services.

   Option to Purchase Licenses in Georgia and Florida; Ownership of the Remaining Affiliate Licenses. Digital, one of Tritel's predecessors, holds licenses covering 2.0 million people in Florida and southern Georgia. These markets include the cities of Pensacola, Tallahassee and Panama City, Florida and will not be part of the territory where we are allowed to operate absent AT&T Wireless' consent. As part of Tritel's formation, Tritel acquired the option to purchase the Florida and Georgia licenses in exchange for certain shares of Tritel's stock and the assumption of certain FCC debt. As consideration for the option, Tritel agreed to pay Digital an amount equal to
(a) the interest that had accrued from May 20, 1998, until the closing of the exercise of the option under any FCC debt incurred to finance the Florida and Georgia licenses and (b) the interest that had accrued from May 20, 1998, until the closing of the exercise of the option on advances made by Tritel to Digital to fund interest on FCC debt. In May 1999, Tritel exercised this option and was required to obtain consent from the parties to the TeleCorp Wireless stockholders' agreement to consummate such transaction. As a condition to obtaining such consent, Tritel was required to transfer the licenses being acquired to a third party. At the time of the exercise, the Tritel shares to be exchanged for the license were valued in the aggregate at approximately $3.7 million.

   Tritel completed the acquisition of the licenses on October 27, 2000, in exchange for 1,480,697 shares of Tritel common stock and Tritel's assumption of approximately $11.5 million of FCC debt. In accordance with the terms of the consent, Tritel simultaneously entered into an agreement to transfer the licenses to Panther Wireless, L.L.C. ("Panther Wireless") in exchange for Panther Wireless' assumption of all outstanding amounts of FCC debt on these licenses and cash in an amount equal to 110% of the sum of (a) the amount paid to the FCC in respect of these licenses minus the FCC debt assumed, plus (b) the aggregate amount of interest paid by Tritel and Digital on the FCC debt. At the time the agreement was executed, the consideration for the licenses would have equaled approximately $6.3 million plus the assumption of $11.5 million of FCC debt. Panther Wireless has subsequently assigned its rights and obligations under that agreement to an unrelated third party, solely in exchange for that party's assumption of Panther Wireless's obligations under the agreement. Gerald T. Vento, Thomas H. Sullivan and Scott I. Anderson indirectly own a minority economic interest in, and voting control of, Panther Wireless. Mr. Vento and Mr. Sullivan are both officers and Directors of ours and Tritel and TeleCorp Wireless and Mr. Anderson is one of our Directors.

   Loans to Predecessors. On January 7, 1999, Tritel entered into a secured promissory note agreement under which it agreed to lend up to $2.5 million to Airwave Communications and Digital to be used primarily to fund interest payments due to the FCC on licenses held by Digital, including the Florida and Georgia licenses and certain expenses relating to the winding up the affairs of Airwave Communications and Digital. Interest on advances under the loan agreement is 10% per year. The interest will compound annually and interest and principal are due at maturity of the note. The note is secured by Airwave Communications' and Digital's ownership interest in certain of our equity securities. Any proceeds from the sale of licenses by Airwave Communications and Digital, net of the FCC debt repayment, are required to be applied to the note balance. If the note has not been repaid within five years, it will be repaid through a reduction of Airwave Communications' and Digital's interest in us based on a valuation of our stock at that time. Tritel provided funding to Airwave Communications and Digital in excess of its $2.5 million commitment to finance interest payments due on FCC debt. As of September 30, 2000, $4.3 million in principal amount was outstanding. At the time of the purchase of the Florida and Georgia licenses from Digital in October 2000, Tritel agreed to reduce the loan balance by $2.3 million as payment of the consideration for the option to purchase the licenses from Digital. After the completion of this transaction, there was $2.0 million principal amount outstanding under the note.

   Relationship with Mercury Communications. Mercury Communications Company ("Mercury Communications") is wholly owned by Messrs. Martin and Mounger. During April 1997, Tritel advanced $249,000 on behalf of Mercury Communications to repay a loan Mercury Communications had incurred from a third party. The balance due from Mercury Communications on this advance was $247,000 at each of December 31, 1998 and 1999. This obligation was satisfied in fiscal 2000.

   Relationship with Mercury Wireless Management, Inc. Mercury Wireless Management, Inc., a company owned by Messrs. Martin and Mounger ("Mercury Wireless Management"), provides management and marketing services to communications tower owners, including municipalities. Mercury Wireless Management has contracted to provide such services to the City of Jackson, Mississippi. Under the City of Jackson contract, Mercury Wireless Management receives a percentage of rentals generated from the leasing of the facilities managed by Mercury Wireless Management. Tritel has entered into various leases to co-locate its equipment on certain towers owned by the City of Jackson and managed by Mercury Wireless Management.

   Relationship with ABC Wireless, L.L.C. Tritel entered into a financing agreement with ABC Wireless, L.L.C. ("ABC Wireless") whereby Tritel loaned $7.5 million to ABC Wireless for the purpose of bidding on licenses in the FCC's auction of C-Block PCS licenses. Tritel later agreed to advance to ABC Wireless an additional $288,686 to further finance the acquisition of the licenses. In exchange for cancellation of the $7.5 million note and the additional $288,686 advance, ABC Wireless has agreed to assign a number of licenses it acquired in that auction to AirCom PCS, Inc., a subsidiary of Tritel. The licenses being assigned to AirCom PCS, Inc. cover 5.7 million people, including licenses for the Nashville and Chattanooga markets, all in Tritel's existing licensed area. Scott I. Anderson, a Director of ours, and Gerald T. Vento and Thomas H. Sullivan, Directors and executive officers of ours and of Tritel and TeleCorp Wireless, own minority economic interests in, and voting control of, ABC Wireless. In addition, Mr. Anderson is a director of ABC Wireless.

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

TeleCorp Wireless and Tritel

   Relationships with Triton. TeleCorp Communications, a TeleCorp Wireless subsidiary, and Tritel Communications, Inc., a Tritel subsidiary, have formed Affiliate License Co. with Triton PCS, Inc. ("Triton") to adopt a common brand, SunCom(R), that is co-branded with AT&T on an equal emphasis basis. Under the agreement, TeleCorp Wireless, Tritel Communications and Triton each own one third of Affiliate License Co., the owner of the SunCom(R) name. TeleCorp Wireless, Tritel Communications and Triton license the SunCom(R) name from Affiliate License Co.

   We have common stockholders with Triton and may be deemed to be an affiliate by virtue of this common ownership.

   Relationship with Wireless Facilities, Inc. TeleCorp Wireless and Tritel received site acquisition and microwave relocation services and are receiving network monitoring services from Wireless Facilities, Inc. ("WFI"). Payments to WFI were approximately $70 million and $1 million from each of TeleCorp Wireless and Tritel, respectively, during fiscal year 2000. Scott I. Anderson, who is a Director of ours, is also a director of WFI.

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

                            STOCK PERFORMANCE GRAPH

   The graph below provides the cumulative total stockholder return on our class A voting common stock from the period beginning November 23, 1999, when TeleCorp Wireless's class A voting common stock was first traded on the Nasdaq National Market, through December 31, 2000 as measured by dividing (i) the difference between our share price at the end and the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period, as compared with the cumulative total return for the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index for the same period. This graph assumes the investment of $100 on November 23, 1999 in TeleCorp Wireless's class A voting common stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index and assumes dividends are reinvested. We have not paid any dividends on the class A voting common stock, and no dividends are included in the representation of our performance.

   Management cautions that the stock price performance on the graph below is not necessarily indicative of future price performance. Prior to November 23, 1999, TeleCorp Wireless's class A voting common stock was not publicly traded. The comparative data is provided only for the period from that date. The comparative data provided for the period from November 23, 1999 through November 12, 2000 is with respect to TeleCorp Wireless's class A voting common stock. The comparative data provided for the period from November 13, 2000 through December 31, 2000 is with respect to our class A voting common stock. This graph is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of ours under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing. Information used in the graph was obtained from the Research Data Corporation, a source believed to be reliable, but we disclaim any responsibility for any errors or omissions in such information.

                COMPARISON OF 13 MONTH CUMULATIVE TOTAL RETURN*
         AMONG TELECOP PCS, INC., THE NASDAQ STOCKMARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX
                                 [LINE CHART]

   *$100 invested on 11/23/99 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

                                                       Cumulative Total Return
                                                      --------------------------
                                                      11/23/99 12/31/99 12/31/00
                                                      -------- -------- --------
TELECORP PCS, INC.................................... $100.00  $190.00  $111.88
NASDAQ STOCK MARKET (U.S.)........................... $100.00  $121.58  $ 73.17
NASDAQ TELECOMMUNICATIONS............................ $100.00  $112.72  $ 48.47

                                   PROPOSAL 2

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

   Our Board of Directors, based upon the recommendation of our Audit Committee, has appointed PricewaterhouseCoopers, LLP, independent auditors, to audit our consolidated financial statements for the fiscal year ending December 31, 2001, and recommends that the stockholders vote for ratification of such appointment. If the stockholders do not ratify the selection of PricewaterhouseCoopers, LLP as our independent auditors, the selection of the independent auditors may be reconsidered by our Board of Directors.

   A representative of PricewaterhouseCoopers, LLP is expected to be present at the annual meeting to be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

   Audit Fees

   During fiscal 2000, we paid PricewaterhouseCoopers, LLP a total of $107,000 for their audit of our annual financial statements for the fiscal year ended December 31, 2000 and for their review of our Quarterly Reports on Form 10-Q filed during the last fiscal year by TeleCorp Wireless.

   All Other Fees

   During our fiscal year ended December 31, 2000, we paid
PricewaterhouseCoopers, LLP a total of $948,265 for their provision of transaction related services, Merger related services and tax services.

   The Audit Committee has considered whether the provision of the services described above under the caption All Other Fees is compatible with maintaining PricewaterhouseCoopers, LLP's independence.

   The affirmative vote of a majority of the shares present or represented and entitled to vote at the meeting is required to ratify the appointment of the independent public accountants.

   OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS, LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE 2001 FISCAL YEAR.

                                 OTHER MATTERS

   Our Board of Directors does not know of any other matter that may come before the annual meeting. If any other matters are properly presented to the annual meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

   Our Board of Directors hopes that stockholders will attend the annual meeting. Whether or not you plan to attend, you are urged to sign, date and complete the enclosed proxy card and return it in the accompanying envelope, or to vote via the internet or telephone. A prompt response will greatly facilitate arrangements for the annual meeting, and your cooperation will be appreciated. Stockholders who attend the annual meeting may vote their shares even though they have sent in their proxies or voted electronically.

     STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2002 ANNUAL MEETING

   To be considered for inclusion in the proxy statement relating to our Annual Meeting of stockholders to be held in 2002, stockholder proposals must be received no later than December 21, 2001. To be considered for presentation at the 2002 Annual Meeting, although not included in the proxy statement, proposals must be received no later than February 22, 2002; provided, however, that in the event that the date of the 2002 Annual Meeting is advanced by more than 30 days or delayed more than 60 days from May 23, 2002, proposals must be delivered no later than the 10th day following the day on which we publish notice of the date of the meeting. Proposals received after the applicable date referred to in the previous sentence will not be voted on at the 2002 Annual Meeting. If a proposal is received before such date, the proxies that our management solicits for the meeting may nevertheless confer on the proxy holders authority to vote in their discretion on such proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Thomas H. Sullivan, Secretary, at our offices at 1010 N. Glebe Road, Suite 800, Arlington, Virginia 22201.

                                          By Order of the Board of Directors,

                                          Thomas H. Sullivan
                                          Thomas H. Sullivan, Secretary

Arlington, Virginia
April 20, 2001

                                                                      Appendix A

                            AUDIT COMMITTEE CHARTER

Purpose

   The Audit Committee is a committee comprised of non-executive members of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing:

  . the financial information which will be provided to the shareholders;

  . the systems of internal financial controls which have been established by Management; and

  . the audit process, both internal and external.

Roles and Responsibilities

  . Provide an avenue of communication between the internal auditors (once established), the outside auditors, and the board.

  . From time to time, meet separately in executive session with management, the director of internal audit (when hired), and the outside auditors to discuss any matters that either the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

  . Review the internal audit function on an annual basis.

  . The Audit Committee shall, with regard to the Company's outside auditor:

    . On an annual basis, review the outside auditor's proposed audit scope and approach.

    . As needed, recommend to the board the selection, evaluation and replacement of the outside auditor.

    . On an annual basis, obtain a formal written statement from the outside auditor delineating all relationships between the outside auditor and the Company, consistent with the Independence Standards Board Standard 1.

    . On an annual basis, discuss with the outside auditor any disclosed relationships or services that may impact the outside auditor's objectivity and independence.

    . Take, or recommend that the full board take, appropriate action to oversee the independence of the outside auditor, and affirm the outside auditor's ultimate accountability to the board and the Audit Committee.

  . Conduct an annual review of the Company's year-end external Management
    Discussion and Analysis of Financial Conditions and Results of Operations, and annual and quarterly reviews of financial statements, prior to their publication. Review with management audit findings, including summary of unadjusted differences and recorded adjustments plus significant suggestions for improvements provided to management by the external auditors.

  . Review significant accounting and reporting issues of the Company, including recent regulatory and professional pronouncements, and understand their impact on the Company's financial statements.

  . Review with the Company's legal counsel as needed any litigation and other legal matters which could have significant financial impact on the Company's financial statements.

  . Review the findings of any examinations of the Company by regulatory agencies, such as the Federal Communications Commission, Internal Revenue Service and the Securities and Exchange Commission, when such findings may impact the Company's financial performance.

  . If necessary, institute special inquiries, and if appropriate, hire outside experts to assist in examining any matters that fall within the scope of the roles and responsibilities of the Audit Committee.

  . Review and assess the adequacy of the Audit Committee Charter on an annual basis.

Reporting Responsibilities

  . Regularly update the full board at regularly scheduled board meetings about Audit Committee findings, actions, and activities.

  . Prepare a report for inclusion in the annual proxy statement, followed by the names of all committee members, stating whether the committee:

    . reviewed and discussed the audited financial statements with management:

    . discussed with the auditors the matters requiring discussion by SAS
      61 and SAS 90;

    . received the written disclosures and letter from the auditors required by Independence Standards Board No. 1, and discussed with the auditors their independence; and

    . based on the above, recommend to the full board the audited financial statements be included in the Company's Annual Report on Form 10-K.

Committee Organization/Membership Requirements

  . Subject to the Company's existing corporate governance processes concerning board constitution, the Audit Committee shall be comprised of three non-executive, independent members nominated and selected by the board of directors.

  . Independent members shall be defined as those board members who are: 1) not an employee of TeleCorp PCS, Inc. or any affiliate in the current year or any of the past three years; and 2) not a member of the immediate family of an executive officer who currently serves in the role or did so in any of the past three years.

  . Committee members must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. At least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background.

  . The Audit Committee will select its chairperson on an annual basis by majority vote.

  . The Audit Committee shall meet in person or by telephone as circumstances require.

  . The Audit Committee shall meet in person or by telephone with the outside auditors and internal auditors, as circumstances require.

  . The Audit Committee shall issue its recommendations to the board of directors. Any decision of the Audit Committee shall be made by majority vote, with dissenters free to express their view to the board.

                                                                   PROXY Form 1
                                                                   ------------

                                 TELECORP PCS, INC.

  THIS PROXY IS BEING SOLICITED BY TELECORP PCS, INC.'S BOARD OF DIRECTORS

     The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 20, 2001 in connection with the 2001 Annual Meeting of the shareholders of TeleCorp PCS, Inc. (the "Annual Meeting") to be held at 1:00 p.m. eastern time on Wednesday, May 23, 2001 at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209 and hereby appoints Thomas H. Sullivan and Gerald T. Vento, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the class A voting common stock of TeleCorp PCS, Inc. registered in the name provided herein which the undersigned is entitled to vote at the Annual Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

     This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of Directors and FOR Proposal 2.

     In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

     Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate)

     Nominees:  Gerald T. Vento
                Thomas H. Sullivan
                William M. Mounger, II

     SEE REVERSE SIDE FOR BOTH PROPOSALS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)
                ------------------------------------------------



          VOTE BY TELEPHONE                                  VOTE BY INTERNET
It's fast, convenient, and immediate!              It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone               is immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683)

Follow these four easy steps:                      Follow these four easy steps:
1.  Read the accompanying Proxy Statement          1.  Read the accompanying Proxy Statement and
    and Proxy Card.                                    Proxy Card.
2.  Call the toll-free number                      2.  Go to the Website
    1-877-PRX-VOTE (1-877-779-8683)                    http://www.eproxyvote.com//tlcp
3.  Enter your 14-digit Voter Control Number       3.  Enter your 14-digit Voter Control Number
4.  Follow the recorded instructions.              4.  Follow the instructions provided.

    Your vote is important!         Your vote is important!
    Call 1-877-PRX-VOTE anytime!    Go to http://www.eproxyvote.com//tlcp anytime

    Do not return your Proxy Card if you are voting by Telephone or Internet

    RECEIVE FUTURE TELECORP PCS, INC. PROXY MATERIALS VIA THE INTERNET!

    Consider receiving future materials such as Proxy Statement and Annual
    Report via the Internet. Just log on and go to www.econsent.com/tlcp and follow the instructions.

    IN ORDER TO CONSENT TO ELECTRONIC DISTRIBUTION, YOU WILL ALSO NEED YOUR
    ACCOUNT NUMBER WHICH IS PRINTED JUST BELOW THE PERFORATION AND IS THE FIRST
    SET OF NUMBERS THAT IS NINE DIGITS LONG.

                      [X]  Please mark votes as in this example.


     The Board of Directors recommends a vote FOR Proposals 1 and 2.

     1.  Election of Directors (See reverse).  FOR [_]   WITHHELD [_]

             _____________________________________________________

                   [_] For all nominees except as noted above.

     2. Proposal to Ratify the Appointment of PricewaterhouseCoopers, LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

          [_] FOR            [_] AGAINST                [_] ABSTAIN

     [_] Mark here if you plan to attend the meeting.

     [_] I have included comments, or a change of address.

         ------------------------------------------

         ------------------------------------------

         ------------------------------------------


     [_] I do not wish to receive future annual reports for this account.

     [_] I agree to access future proxy statements and annual reports electronically at www.telecorppcs.com instead of receiving paper copies in the mail.

                              Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                    Signature:_________________________________ Date __________

                    Signature:_________________________________ Date __________

Comments:

                                                            PROXY FORM 2
                                                            ------------

                               TELECORP PCS, INC.

   THIS PROXY IS BEING SOLICITED BY TELECORP PCS, INC.'S BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 20, 2001 in connection with the 2001 Annual Meeting of the shareholders of TeleCorp PCS, Inc. (the "Annual Meeting") to be held at 1:00 p.m. eastern time on Wednesday, May 23, 2001 at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209 and hereby appoints Thomas H. Sullivan and Gerald T. Vento, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the class C common stock, class D common stock, class E common stock, class F common stock, voting preference common stock, series A convertible preferred stock, series B convertible preferred stock, series C preferred stock, series D preferred stock, series E preferred stock, series F convertible preferred stock and series G convertible preferred stock of TeleCorp PCS, Inc. registered in the name provided herein which the undersigned is entitled to vote at the Annual Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

ELECTION OF DIRECTORS (or if any nominee is not available for election, such substitute as the Board of Directors may designate)

NOMINEES:  Gerald T. Vento
           Thomas H. Sullivan
           William M. Mounger, II

SEE REVERSE SIDE FOR BOTH PROPOSALS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)
               ------------------------------------------------


                  [X]  Please mark votes as in this example.


The Board of Directors recommends a vote FOR Proposals 1 and 2.

     1.   Election of Directors (see reverse).  FOR [_]      WITHHELD [_]

             _____________________________________________________

                  [_] For all nominees except as noted above.

     2. Proposal to Ratify the Appointment of PricewaterhouseCoopers, LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

          [_] FOR                [_] AGAINST             [_] ABSTAIN

     [_]  MARK HERE IF YOU PLAN TO ATTEND THE MEETING.

     [_]  I have included comments, or a change of address.

          _________________________________________________

          _________________________________________________

          _________________________________________________




                              Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                    Signature:__________________________Date __________________

                    Signature:__________________________Date __________________